Exhibit 99.4

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

NEWS CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON

FINANCIAL STATEMENTS

To the Stockholders and Board of Directors of News Corporation:

We have audited the accompanying consolidated balance sheets of News Corporation as of June 30, 2009 and 2008, and the related consolidated statements of operations, cash flows, and equity and other comprehensive income for each of the three years in the period ended June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of News Corporation at June 30, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 2 and 24 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Financial Accounting Standards Board (“FASB”) Statement No. 160 (“SFAS No 160”), Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. Also as discussed in Note 2 to the financial statements, the Company changed its method of accounting for uncertain tax positions, effective July 1, 2007, and pension and other post-retirement obligations, effective June 30, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), News Corporation’s internal control over financial reporting as of June 30, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 12, 2009 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

August 12, 2009,

except for Notes 19 and 24,

as to which the date is February 12, 2010

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	For the years ended June 30,
	2009	2008	2007
Revenues	$30,423	$32,996	$28,655

Operating expenses	(19,563)	(20,531)	(18,645)
Selling, general and administrative	(6,164)	(5,984)	(4,655)
Depreciation and amortization	(1,138)	(1,207)	(879)
Impairment and restructuring charges	(9,208)	(19)	(24)
Equity (losses) earnings of affiliates	(309)	327	1,019
Interest expense, net	(927)	(926)	(843)
Interest income	91	246	319
Other, net	1,256	2,419	359

(Loss) income before income tax (benefit) expense	(5,539)	7,321	5,306
Income tax benefit (expense)	2,229	(1,803)	(1,814)

Net (loss) income	(3,310)	5,518	3,492
Less: Net income attributable to noncontrolling interests	(68)	(131)	(66)

Net (loss) income attributable to News Corporation stockholders	$(3,378)	$5,387	$3,426

Dividend declared per share:	$0.12
Class A		$0.12	$0.12
Class B		$0.11	$0.10

Net (loss) income attributable to News Corporation stockholders—basic	$(1.29)	$1.82
Class A			$1.14
Class B			$0.95

Net (loss) income attributable to News Corporation stockholders—diluted	$(1.29)	$1.81
Class A			$1.14
Class B			$0.95

The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	As of June 30,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$6,540	$4,662
Receivables, net	6,287	6,985
Inventories, net	2,477	2,255
Other	532	460

Total current assets	15,836	14,362

Non-current assets:
Receivables	282	464
Investments	2,957	3,284
Inventories, net	3,178	3,064
Property, plant and equipment, net	6,245	7,021
Intangible assets, net	8,925	14,460
Goodwill	14,382	18,620
Other non-current assets	1,316	1,033

Total assets	$53,121	$62,308

Liabilities and Equity:

Current liabilities:
Borrowings	$2,085	$281
Accounts payable, accrued expenses and other current liabilities	5,279	5,695
Participations, residuals and royalties payable	1,388	1,288
Program rights payable	1,115	1,084
Deferred revenue	772	834

Total current liabilities	10,639	9,182

Non-current liabilities:
Borrowings	12,204	13,230
Other liabilities	3,027	4,823
Deferred income taxes	3,276	5,456

Redeemable noncontrolling interests	343	363
Commitments and contingencies

Equity:
Class A common stock (1)	18	18
Class B common stock (2)	8	8
Additional paid-in capital	17,354	17,214
Retained earnings and accumulated other comprehensive income	5,844	11,383

Total News Corporation stockholders’ equity	23,224	28,623
Noncontrolling interests	408	631

Total equity	23,632	29,254

Total liabilities and equity	$53,121	$62,308

(1)

Class A common stock, $0.01 par value per share, 6,000,000,000 shares authorized, 1,815,449,495 shares and 1,810,382,625 shares issued and outstanding, net of 1,776,865,809 and 1,776,890,952 treasury shares at par at June 30, 2009 and 2008, respectively.

(2)

Class B common stock, $0.01 par value per share, 3,000,000,000 shares authorized, 798,520,953 shares issued and outstanding, net of 313,721,702 treasury shares at par at June 30, 2009 and 2008, respectively.

The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

	For the years ended June 30,
	2009	2008	2007
Operating activities:
Net (loss) income	$(3,310)	$5,518	$3,492
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	1,138	1,207	879
Amortization of cable distribution investments	88	80	77
Equity losses (earnings) of affiliates	309	(327)	(1,019)
Cash distributions received from affiliates	298	350	255
Impairment charges (net of tax of $1.7 billion)	7,189	—	—
Other, net	(1,256)	(2,419)	(359)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	194	(885)	(169)
Inventories, net	(485)	(587)	(360)
Accounts payable and other liabilities	(1,917)	988	1,314

Net cash provided by operating activities	2,248	3,925	4,110

Investing activities:
Property, plant and equipment, net of acquisitions	(1,101)	(1,443)	(1,308)
Acquisitions, net of cash acquired	(809)	(5,560)	(1,053)
Investments in equity affiliates	(403)	(799)	(121)
Other investments	(76)	(125)	(328)
Proceeds from sale of investments, other non-current assets and business disposals	1,762	1,580	740

Net cash used in investing activities	(627)	(6,347)	(2,070)

Financing activities:
Borrowings	1,040	1,292	1,196
Repayment of borrowings	(343)	(728)	(198)
Issuance of shares	4	90	392
Repurchase of shares	—	(939)	(1,294)
Dividends paid	(366)	(373)	(369)
Purchase of subsidiary shares from noncontrolling interest	(38)	(7)	(6)
Other, net	18	22	—

Net cash provided by (used in) financing activities	315	(643)	(279)

Net increase (decrease) in cash and cash equivalents	1,936	(3,065)	1,761
Cash and cash equivalents, beginning of year	4,662	7,654	5,783
Exchange movement of opening cash balance	(58)	73	110

Cash and cash equivalents, end of year	$6,540	$4,662	$7,654

The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY AND OTHER COMPREHENSIVE INCOME

(IN MILLIONS)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Retained Earnings and Accumulated Other Comprehensive Income	Total News Corporation Equity	Noncontrolling Interests(1)	Total Equity
	Shares	Amount	Shares	Amount
Balance. June 30, 2006	2,169	$22	987	$10	$28,153	$1,689	$29,874	$213	$30,087
Net income	—	—	—	—	—	3,426	3,426	42	3,468
Unrealized holding gains on securities, net of tax	—	—	—	—	—	121	121	—	121
Benefit plan adjustments	—	—	—	—	—	73	73	—	73
Foreign currency translation adjustments	—	—	—	—	—	870	870	7	877

Comprehensive income	—	—	—	—	—	4,490	4,490	49	4,539
Adoption of Statement of Financial Accounting Standards No. 158, net of tax	—	—	—	—	—	(199)	(199)	—	(199)
Dividends declared	—	—	—	—	—	(362)	(362)	—	(362)
Shares issued	28	—	—	—	572	—	572	—	572
Shares repurchased	(58)	(1)	—	—	(1,293)	—	(1,294)	—	(1,294)
Change in value of redeemable noncontrolling interest and other	—	—	—	—	(99)	(60)	(159)	24	(135)

Balance. June 30, 2007	2,139	$21	987	$10	$27,333	$5,558	$32,922	$286	$33,208
Net income	—	—	—	—	—	5,387	5,387	101	5,488
Unrealized holding losses on securities, net of tax	—	—	—	—	—	(69)	(69)	—	(69)
Benefit plan adjustments	—	—	—	—	—	(86)	(86)	—	(86)
Foreign currency translation adjustments	—	—	—	—	—	976	976	8	984

Comprehensive income	—	—	—	—	—	6,208	6,208	109	6,317
Acquisitions	—	—	—	—	31	—	31	—	31
Dividends declared	—	—	—	—	—	(338)	(338)	—	(338)
Shares issued	16	—	—	—	328	—	328	—	328
Shares repurchased	(345)	(3)	(188)	(2)	(10,527)	—	(10,532)	—	(10,532)
Change in value of redeemable noncontrolling interest and other	—	—	—	—	49	(45)	4	236	240

Balance. June 30, 2008	1,810	$18	799	$8	$17,214	$11,383	$28,623	$631	$29,254
Net (loss) income	—	—	—	—	—	(3,378)	(3,378)	72	(3,306)
Unrealized holding gains on securities, net of tax	—	—	—	—	—	2	2	—	2
Benefit plan adjustments	—	—	—	—	—	(92)	(92)	—	(92)
Foreign currency translation adjustments	—	—	—	—	—	(1,671)	(1,671)	(22)	(1,693)

Comprehensive income	—	—	—	—	—	(5,139)	(5,139)	50	(5,089)
Dividends declared	—	—	—	—	—	(314)	(314)	—	(314)
Shares issued	5	—	—	—	77	—	77	—	77
Change in value of redeemable noncontrolling interest and other	—	—	—	—	63	(86)	(23)	(273)	(296)

Balance. June 30, 2009	1,815	$18	799	$8	$17,354	$5,844	$23,224	$408	$23,632

(1)	Net income attributable to noncontrolling interests excludes $(4) million, $30 million and $24 million relating to redeemable noncontrolling interests which is reflected in temporary equity for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. Foreign currency translation adjustments exclude $(16) million, $4 million and $9 million relating to redeemable noncontrolling interests for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. Other activity attributable to noncontrolling interests excludes nil, $53 million and $175 million relating to redeemable noncontrolling interests for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS

News Corporation and its subsidiaries (together, “News Corporation” or the “Company”) is a Delaware corporation. News Corporation is a diversified global media company, which manages and reports its businesses in eight segments: Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production of original television programming worldwide; Television, which principally consists of the broadcasting of network programming in the United States and the operation of 27 full power broadcast television stations, including nine duopolies, in the United States (of these stations, 17 are affiliated with the Fox Broadcasting Company (“FOX”) and ten are affiliated with MyNetworkTV); Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite (“DBS”) operators primarily in the United States, Latin America, Europe and Asia; Direct Broadcast Satellite Television, which consists of the distribution of basic and premium programming services via satellite and broadband directly to subscribers in Italy; Integrated Marketing Services, which principally consists of the publication of free-standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers in the United States, and the provision of in-store marketing products and services, primarily to consumer packaged goods manufacturers in the United States and Canada; Newspapers and Information Services, which principally consists of the publication of four national newspapers in the United Kingdom, the publication of approximately 146 newspapers in Australia, the publication of a metropolitan newspaper and a national newspaper (with international editions) in the United States and the provision of information services; Book Publishing, which principally consists of the publication of English language books throughout the world; and Other, which includes Fox Interactive Media (“FIM”), which operates the Company’s Internet activities, and News Outdoor Group (“News Outdoor”), an advertising business which offers display advertising primarily in outdoor locations throughout Russia and Eastern Europe.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46R, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (“ARB”) No. 51” (“FIN 46R”), and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is consolidated in accordance with FIN 46R. All significant intercompany accounts and transactions have been eliminated in consolidation, including the intercompany portion of transactions with equity method investees.

The effects of any changes in the Company’s ownership interest resulting from the issuance of equity capital by consolidated subsidiaries or equity investees to unaffiliated parties and certain other equity transactions recorded by consolidated subsidiaries or equity investees are accounted for as capital transactions pursuant to the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 51, “Accounting for the Sales of Stock of a Subsidiary.” Deferred taxes generally have not been recorded on such capital transactions, as such temporary differences would, in most instances, be recovered in a tax-free manner.

Certain fiscal 2008 and fiscal 2007 amounts have been reclassified to conform to the fiscal 2009 presentation.

The Company maintains a 52-53 week fiscal year ending on the Sunday nearest to June 30. Fiscal 2009, fiscal 2008 and fiscal 2007 were comprised of 52 weeks and ended on June 28, 2009, June 29, 2008 and July 1, 2007, respectively. For convenience purposes, the Company continues to date its financial statements as of June 30.

Use of estimates

The preparation of the Company’s Consolidated Financial Statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts that are reported in the consolidated financial statements and accompanying disclosures. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Concentration of credit risk

Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

Receivables, net

Receivables, net are presented net of an allowance for returns and doubtful accounts, which is an estimate of amounts that may not be collectible. In determining the allowance for returns, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s products. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return. The allowance for doubtful accounts is estimated based on historical experience, receivable aging, current economic trends and specific identification of certain receivables that are at risk of not being paid. In light of the recent economic downturn in the domestic and global economies, the Company’s estimates and judgments with respect to the collectability of its receivables have become subject to greater uncertainty than in more stable periods.

Receivables, net consist of:

	At June 30,
	2009	2008
	(in millions)
Total Receivables	$7,727	$8,538
Allowances for returns and doubtful accounts	(1,158)	(1,089)

Total receivables, net	6,569	7,449
Less: current receivables, net	6,287	6,985

Non-current receivables, net	$282	$464

Inventories

Filmed Entertainment Costs:

In accordance with Statement of Position (“SOP”) No. 00-2, “Accounting by Producers or Distributors of Films” (“SOP 00-2”), Filmed entertainment costs include capitalized production costs, overhead and capitalized interest costs, net of any amounts received from outside investors. These costs, as well as participations and talent residuals, are recognized as operating expenses on an individual film or network series basis in the ratio that fiscal 2009’s gross revenues bear to management’s estimate of total remaining ultimate gross revenues. Television production costs incurred in excess of the amount of revenue contracted for each episode in the initial market are expensed as incurred on an episode-by-episode basis. Estimates for initial syndication and basic cable revenues are not included in the estimated lifetime revenues of network series until such sales are probable. Television production costs incurred subsequent to the establishment of secondary markets are capitalized and amortized. Marketing costs and development costs under term deals are charged as operating expenses as incurred. Development costs for projects not produced are written-off at the earlier of the time the decision is made not to develop the story or after three years.

Filmed entertainment costs are stated at the lower of unamortized cost or estimated fair value on an individual motion picture or television product basis. Revenue forecasts for both motion pictures and television products are continually reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and other events or changes in circumstances indicate that a motion picture or television production has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television production’s fair value.

Programming Costs:

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 63, “Financial Reporting by Broadcasters,” costs incurred in acquiring program rights or producing programs for the Television, DBS and Cable Network Programming segments are capitalized and amortized over the license period or projected useful life of the programming. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable and the program is accepted and available for airing. Television broadcast network and original cable programming are amortized on an accelerated basis. The Company has single and multi-year contracts for broadcast rights of programs and sporting events. At the

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

inception of these contracts and at least annually, the Company evaluates the recoverability of the costs associated therewith, using aggregate estimated advertising revenues directly associated with the program material and related expenses. Where an evaluation indicates that a multi-year contract will result in an ultimate loss, additional amortization is provided. The costs of national sports contracts at FOX are charged to expense based on the ratio of each period’s operating profits to estimated total remaining operating profit of the contract. Estimates of total operating profit can change and accordingly, are reviewed periodically and amortization is adjusted as necessary. Such changes in the future could be material.

The costs of local and regional sports contracts for a specified number of events, are amortized on an event-by-event basis while costs for local and regional sports contracts for a specified season, are amortized over the season on a straight-line basis.

Inventories for other divisions are valued at the lower of cost or net realizable value. Cost is primarily determined by the first in, first out average cost method or by specific identification.

Investments

Investments in and advances to equity or joint ventures in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when the Company owns an interest of approximately 20% to 50% and exercises significant influence. In certain circumstances, investments for which the Company owns more than 50% but does not control policy decisions, would be accounted for by the equity method.

Under the equity method of accounting the Company includes its investment and amounts due to and from its equity method investments in its consolidated balance sheets. The Company’s consolidated statements of operations include the Company’s share of the investees’ earnings (losses) and the Company’s consolidated statements of cash flows include all cash received from or paid to the investee.

The difference between the Company’s investment and its share of the fair value of the underlying net assets of the investee is first allocated to either finite-lived intangibles or indefinite-lived intangibles and the balance is attributed to goodwill. The Company follows SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which requires that equity method finite-lived intangibles be amortized over their estimated useful life while indefinite-lived intangibles and goodwill are not amortized.

Investments in which the Company has no significant influence (generally less than a 20% ownership interest) or does not exert significant influence are designated as available-for-sale investments if readily determinable market values are available. If an investment’s fair value is not readily determinable, the Company accounts for its investment at cost. The Company reports available-for-sale investments at fair value based on quoted market prices. Unrealized gains and losses on available-for-sale investments are included in accumulated other comprehensive income, net of applicable taxes and other adjustments until the investment is sold or considered impaired. Dividends and other distributions of earnings from available-for-sale investments and cost investments are included in Interest income in the consolidated statements of operations when declared.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over an estimated useful life of two to 50 years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property are expensed as incurred. Changes in circumstances, such as technological advances or changes to the Company’s business model or capital strategy could result in the actual useful lives differing from the Company’s estimates. In those cases where the Company determines that the useful life of buildings and equipment should be shortened, the Company would depreciate the asset over its revised remaining useful life, thereby increasing depreciation expense.

Goodwill and intangible assets

The Company has a significant amount of intangible assets, including goodwill, film and television libraries, Federal Communications Commission (“FCC”) licenses, newspaper mastheads, distribution networks, publishing rights and other copyright products and trademarks. Goodwill is recorded as the difference between the cost of acquiring entities and amounts assigned to their tangible and identifiable intangible net assets. In accordance with SFAS No. 142, the Company’s goodwill and indefinite-lived intangible assets, which primarily consist of FCC licenses, are tested annually for impairment or earlier if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount. Intangible assets with finite lives, are generally amortized over their estimated useful lives. The carrying values of goodwill and indefinite-lived intangible assets are tested at least annually for

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

impairment, or when circumstances indicate that a possible impairment may exist. This impairment assessment of indefinite-lived intangibles compares the fair value of these intangible assets to their carrying value.

The Company’s goodwill impairment reviews are determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Asset impairments

Investments

Equity method investments are regularly reviewed for impairment by initially comparing their fair value to their respective carrying amounts each quarter. The Company determines the fair value of its public company investments by reference to their publicly traded stock price. With respect to private company investments, the Company makes its estimate of fair value by considering other available information, including recent investee equity transactions, discounted cash flow analyses, estimates based on comparable public company operating multiples and, in certain situations, balance sheet liquidation values. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of the time and extent to which the market value has been below cost, the financial condition and near-term prospects of the issuer, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value and other factors influencing the fair market value, such as general market conditions.

The Company regularly reviews available-for-sale investment securities for other-than-temporary impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security.

The Company regularly reviews investments accounted for at cost for other-than-temporary impairment based on criteria that include the extent to which the investment’s carrying value exceeds its related estimated fair value, the duration of the estimated fair value decline, the Company’s ability to hold until recovery and the financial strength and specific prospects of the issuer of the security.

Long-lived assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) requires that the Company periodically review the carrying amounts of its long-lived assets, including property, plant and equipment and finite-lived intangible assets, to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized if the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less their costs to sell.

Financial instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, cost investments and long-term borrowings, approximate fair value. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. Derivative instruments embedded in other contracts, such as exchangeable securities, are separated into their host and derivative financial instrument components. The derivative component is recorded at its estimated fair value in the consolidated balance sheets with changes in estimated fair value recorded in Other, net in the consolidated statements of operations.

The TOPrS warrants and the BUCS are exercisable/convertible into ordinary shares of British Sky Broadcasting plc (“BSkyB”). The Company used the following assumptions to determine the fair value of the TOPrS warrants as of June 30, 2009 and 2008: Stock

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

price: $7.42 and $9.27; Exercise price: $10.80; Historical volatility: 18.9% and 23.8%; Risk free rates: 2.83% and 5.18%; Expected term: 7.38 years and 8.38 years; and Dividend yield: 2.4% and 2.2%, respectively.

In determining the fair value of the BUCS conversion feature, the Company calculates the difference between (i) the average of the bid and asked prices for the BUCS as of each valuation date and (ii) the estimated value of a “straight” bond (i.e., no exchange feature) using the period from the valuation date to the date of the first put. Key assumptions as of June 30, 2009 and 2008 used to estimate the value of the straight bond were as follows: News Corporation credit spreads: 73bps and 40bps; and Risk-free rates: 1.33% and 3.45%, respectively.

Guarantees

The Company follows Financial Accounting Standards Board (the “FASB”) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing certain guarantees.

Revenue recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the fees are fixed or determinable, the product or service has been delivered and collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.

Filmed Entertainment:

Revenues are recognized in accordance with SOP 00-2. Revenues from the distribution of motion pictures are recognized as they are exhibited, and revenues from home entertainment sales, net of a reserve for estimated returns, are recognized on the date that DVD units are made available for sale by retailers and all Company-imposed restrictions on the sale of DVD units have expired.

License agreements for the broadcast of theatrical and television product in the broadcast network, syndicated television and cable television markets are routinely entered into in advance of their available date for broadcast. Cash received and amounts billed in connection with such contractual rights for which revenue is not yet recognizable is classified as deferred revenue. Because deferred revenue generally relates to contracts for the licensing of theatrical and television products which have already been produced, the recognition of revenue for such completed product is principally only dependent upon the commencement of the availability period for broadcast under the terms of the related licensing agreement.

Television, Cable Network Programming and DBS:

Advertising revenue is recognized as the commercials are aired. Subscriber fees received from cable systems and DBS operators for cable network programming are recognized as revenue in the period services are provided. DBS subscription and pay-per-view revenues are recognized when programming is broadcast to subscribers, while fees for equipment rental are recognized as revenue on a straight-line basis over the contract period.

The Company classifies the amortization of cable distribution investments (capitalized fees paid to a cable or DBS operator to facilitate the launch of a cable network) against revenue in accordance with Emerging Issues Task Force (“EITF”) No. 01-09, “Accounting for the Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products.” The Company defers the cable distribution investments and amortizes the amounts on a straight-line basis over the contract period.

Newspapers and Information Services, Integrated Marketing Services and Book Publishing

Advertising revenue from newspapers and integrated marketing services is recognized when the advertisements are published. Subscription revenues from the Company’s print and online publications and electronic information services is recognized as earned, pro rata on a per-issue basis, over the subscription period. Revenues earned from book publishing are recognized upon passing of control to the buyer.

Sales returns

Consistent with industry practice, certain of the Company’s products, such as home entertainment products, books and newspapers, are sold with the right of return. The Company records, as a reduction of revenue, the estimated impact of such returns. In

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

determining the estimate of product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of the Company’s product. Based on this information, management reserves a percentage of each dollar of product sales that provide the customer with the right of return.

Subscriber acquisition costs

Subscriber acquisition costs in the DBS segment primarily consist of amounts paid for third-party customer acquisitions, which consist of the cost of commissions paid to authorized retailers and dealers for subscribers added through their respective distribution channels and the cost of hardware and installation subsidies for subscribers. All costs, including hardware, installation and commissions, are expensed upon activation. However, where legal ownership is retained in the equipment, the cost of the equipment is capitalized and depreciated over the useful life. Additional components of subscriber acquisition costs include the cost of print, radio and television advertising, which are expensed as incurred.

Advertising expenses

The Company expenses advertising costs as incurred, including advertising expenses for theatrical and television product in accordance with SOP 00-2. Advertising expenses recognized totaled $2.5 billion for the fiscal years ended June 30, 2009 and 2008 and $2.4 billion for the fiscal year ended June 30, 2007.

Translation of foreign currencies

Income and expense accounts of foreign subsidiaries and affiliates are translated into U.S. dollars using the current rate method, whereby trading results are converted at the average rate of exchange for the period and assets and liabilities are converted at the closing rates on the period end date. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income. Gains and losses from foreign currency transactions are included in income for the period.

Capitalization of interest

Interest cost on funds invested in major projects, primarily theatrical productions, with substantial development and construction phases are capitalized until production or operations commence. Once production or operations commence, the interest costs are expensed as incurred. Capitalized interest is amortized over future periods on a basis consistent with that of the project to which it relates. Total interest capitalized was $55 million, $44 million and $24 million, for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. Amortization of capitalized interest for the fiscal years ended June 30, 2009, 2008 and 2007 was $50 million, $33 million and $34 million, respectively.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. Deferred taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries to the extent amounts are expected to be reinvested indefinitely.

On July 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109, Accounting for Income Taxes” (“FIN 48”), which did not have a material impact to the Company’s liability for unrecognized tax benefits.

The effects of the initial adoption of FIN 48 on the Company’s consolidated balance sheets as of June 30, 2007 included an increase in Other liabilities of approximately $1.2 billion offset by a similar reduction in deferred income taxes as of July 1, 2007.

Earnings per share

Prior to fiscal 2008, Net income available to the Company’s common stockholders was allocated between the Company’s two classes of common stock, Class A common stock, par value $0.01 per share (“Class A Common Stock”) and Class B common stock, par value $0.01 per share (“Class B Common Stock”). The allocation between classes was based upon the two-class method. Under the two-class method, earnings per share for each class of common stock was allocated according to dividends declared and participation

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

rights in undistributed earnings. Subsequent to the final fiscal 2007 dividend, shares of Class A Common Stock no longer carry the right to a greater dividend than shares of Class B Common Stock and; therefore, Net income is allocated equally to Class A and Class B stockholders. Accordingly, since the apportionment of earnings has been eliminated as required by the Company’s Restated Certificate of Incorporation, the Company has presented the earnings of Class A Common Stock and Class B Common Stock as a single class since fiscal 2008. (See Note 20 – Earnings Per Share)

Basic earnings per share for the Class A and Class B Common Stock is calculated by dividing net income or loss by the weighted average number of shares of Class A and Class B Common Stock outstanding. Diluted earnings per share for Class A and Class B Common Stock is calculated similarly, except that the calculation includes the dilutive effect of the assumed issuance of shares issuable under the Company’s equity-based compensation plans and the dilutive effect of convertible securities.

Comprehensive income

The Company follows SFAS No. 130, “Reporting Comprehensive Income,” for the reporting and display of comprehensive income. The components of accumulated comprehensive income were as follows:

	For the years ended June 30,
	2009	2008	2007
	(in millions)
Accumulated other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities:
Balance, beginning of year	$71	$140	$19
Fiscal year activity	2	(69)	121

Balance, end of year	73	71	140

Pension plan adjustments:
Balance, beginning of year	(291)	(205)	(79)
Adoption of SFAS No. 158	—	—	(199)
Fiscal year activity	(92)	(86)	73

Balance, end of year	(383)	(291)	(205)

Foreign currency translation adjustments:
Balance, beginning of year	1,986	1,010	140
Fiscal year activity (1)	(1,671)	976	870

Balance, end of year	315	1,986	1,010

Total accumulated other comprehensive income, net of tax
Balance, beginning of year	1,766	945	80
Adoption of SFAS No. 158	—	—	(199)
Fiscal year activity, net of income tax benefit (expense) of $70 million, $61 million and $(1) million	(1,761)	821	1,064

Balance, end of year	$5	$1,766	$945

(1)	Excludes $(38) million, $12 million and $16 million relating to noncontrolling interests for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

Equity based compensation

The Company accounts for share based payments in accordance with SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. SFAS 123R establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees.

Pension and other postretirement benefits

In June 2007, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

or liability in its statement of financial position and to recognize changes in that funded status in the fiscal year in which the changes occur through comprehensive income. (See Note 17—Pensions and Other Postretirement Benefits)

The following table summarizes the incremental effects of the initial adoption of SFAS No. 158 on the Company’s consolidated balance sheets as of June 30, 2007:

	Before application of SFAS No.158	SFAS No. 158 adjustment	After application of SFAS No. 158
	(in millions)

Intangible assets	$11,710	$(7)	$11,703
Other non-current assets	1,096	(274)	822
Total assets	62,624	(281)	62,343

Other liabilities	3,301	18	3,319
Deferred income taxes	5,999	(100)	5,899
Total stockholders’ equity	33,121	(199)	32,922
Total liabilities and stockholders’ equity	62,624	(281)	62,343

Derivatives

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), requires every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded on the balance sheet at fair value as either an asset or a liability (See Note 7 – Fair Value). SFAS No. 133 also requires that changes in the fair value of recorded derivatives be recognized currently in earnings unless specific hedge accounting criteria are met.

The Company uses financial instruments designated as cash flow hedges to hedge its limited exposures to foreign currency exchange risks associated with the costs for producing or acquiring films and television programming abroad. All cash flow hedges are recorded at fair value on the consolidated balance sheets. As of June 30, 2009 and 2008, the notional amount of foreign exchange forward contracts with foreign currency risk was $394.8 million and $34.2 million, respectively, and the net unrealized gain was approximately $3.4 million and $0.2 million, respectively. The potential loss in fair value for such financial instruments for a 10% adverse change in quoted foreign currency exchange rates would be approximately $32.6 million and $1.5 million, respectively. The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income with foreign currency translation adjustments. Amounts are reclassified from accumulated other comprehensive income when the underlying hedged item is recognized in earnings. If derivatives are not designated as hedges, changes in fair value are recorded in earnings as Other, net in the consolidated statements of operations. (See Note 11—Exchangeable Securities.)

Recent accounting pronouncements

On July 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) for its financial assets and liabilities. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands the required disclosures about fair value measurements (See Note 7 – Fair Value). SFAS No. 157 currently applies to the fair value measurements of financial instruments and recurring fair value measurements of non-financial assets and liabilities. On July 1, 2009, the Company adopted the remaining provisions of SFAS No. 157, which applies to all fair value measurements including non-recurring measurements of non-financial assets and liabilities, such as measurement of potential impairments of goodwill, other intangible assets, other long-lived assets and non-financial assets held by a pension plan. It also applies to fair value measurements of non-financial assets acquired and liabilities assumed in business combinations. The Company’s adoption of the additional provisions of SFAS No. 157 did not have a material effect on the Company’s consolidated financial statements.

On July 1, 2008, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS No.159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value with changes in fair value recognized in earnings for each reporting period. The Company’s adoption of SFAS No. 159 on July 1, 2008 did not have any effect on the Company’s consolidated financial statements as the Company did not elect the fair value measurement option for any eligible items.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On January 1, 2009, the Company adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS No. 161”), which requires enhanced disclosures related to an entity’s derivative and hedging activities (See Note 7—Fair Value). The Company’s adoption of SFAS No. 161 did not have a material effect on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(revised 2007), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R significantly changes the accounting for business combinations in a number of areas, including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs. In addition, under SFAS No. 141R, changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS No. 141R is effective for fiscal years beginning after December 15, 2008. The Company adopted SFAS No. 141R on July 1, 2009. This standard changes the Company’s accounting treatment for business combinations on a prospective basis.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 changes the accounting and reporting for minority interests, which are recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changed the accounting for transactions with minority interest holders. SFAS No. 160 was effective for fiscal years beginning after December 15, 2008. The Company adopted SFAS No. 160 on July 1, 2009. SFAS No. 160 required the presentation and disclosure requirements for existing minority interests to be applied retrospectively. The Company’s financial statements reflect the presentation and disclosure requirements for all periods presented. All other requirements of SFAS No. 160 are to be applied prospectively.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3 “Determination of the Useful Life of Intangible Assets” (“FSP SFAS No. 142-3”). FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognizable intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). FSP SFAS No. 142-3 is intended to improve the consistency between the useful life of a recognizable intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141. FSP SFAS No. 142-3 is effective for fiscal years beginning after December 15, 2008. The Company adopted FSP SFAS No. 142-3 on July 1, 2009. This position changes the Company’s determination of useful lives for intangible assets on a prospective basis.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS No. 167”). SFAS No. 167 changes the approach to determining the primary beneficiary of a variable interest entity (“VIE”) and requires companies to regularly assess whether the Company is the primary beneficiary of a VIE. SFAS No. 167 is effective for fiscal years beginning after November 15, 2009. The Company will adopt SFAS No. 167 beginning in the first quarter of fiscal 2011. The Company is currently evaluating what effects, if any, the adoption of SFAS No. 167 will have on the Company’s future results of operations and financial condition.

NOTE 3. ACQUISITIONS, DISPOSALS AND OTHER TRANSACTIONS

Fiscal 2009 Transactions

Acquisitions

In October 2008, the Company purchased VeriSign Inc.’s (“VeriSign”) noncontrolling interest of the Jamba joint venture for approximately $193 million in cash, increasing the Company’s interest to 100%. During fiscal 2009, the Company recorded an impairment charge relating to Jamba’s goodwill and finite-lived intangible assets. (See Note 9 – Goodwill and Other Intangible Assets)

In January 2009, the Company and Asianet TV Holdings Private Limited (“Asianet”) formed a venture (“Star Jupiter”) to provide general entertainment channels in southern India. The Company paid approximately $235 million in cash and assumed net debt of approximately $20 million for a controlling interest in four of Asianet’s channels which were combined with one of the Company’s existing channels. The Company has a controlling interest in this new venture and, accordingly, began consolidating the results in January 2009.

The aforementioned acquisitions were all accounted for in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”). In accordance with SFAS No. 142, the excess purchase price that has been allocated or has been preliminarily allocated to goodwill is not being amortized for all of the acquisitions noted above. Where the allocation of the excess purchase price is not final, the amount allocated to goodwill is subject to change upon completion of final valuations of certain assets and liabilities. A future

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reduction in goodwill for additional value to be assigned to identifiable finite-lived intangible assets or tangible assets could reduce future earnings as a result of additional amortization.

Disposals

In July 2008, the Company completed the sale of eight of its owned-and-operated FOX network affiliated television stations (the “Stations”) for approximately $1 billion in cash. The Stations included: WJW in Cleveland, OH; KDVR in Denver, CO; KTVI in St. Louis, MO; WDAF in Kansas City, MO; WITI in Milwaukee, WI; KSTU in Salt Lake City, UT; WBRC in Birmingham, AL; and WGHP in Greensboro, NC. In connection with the transaction, the Stations entered into new affiliation agreements with the Company to receive network programming and assumed existing contracts with the Company for syndicated programming. No portion of the sale proceeds were allocated to the new network affiliation agreements as they were negotiated at fair value and are consistent with similar pre-existing contracts with other third party-owned FOX affiliated stations. In addition, the Company recorded a gain of approximately $232 million in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2009.

In November 2008, the Company sold its ownership stake in a Polish television broadcaster to the remaining shareholders. The Company recognized a net loss of approximately $100 million on the disposal which was included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2009.

Other transactions

In February 2009, the Company, two newly incorporated subsidiaries of funds advised by Permira Advisers LLP (the “Permira Newcos”) and the Company’s then majority-owned, publicly-held subsidiary, NDS Group plc (“NDS”), completed a transaction pursuant to which all issued and outstanding NDS Series A ordinary shares, including those represented by American Depositary Shares traded on The NASDAQ Stock Market, were acquired for per-share consideration of $63 in cash (the “NDS Transaction”). As part of the transaction, approximately 67% of the NDS Series B ordinary shares held by the Company were exchanged for $63 per share in a mix of approximately $1.5 billion in cash, which included $780 million of cash retained upon the deconsolidation of NDS, and a $242 million vendor note. Immediately prior to the consummation of the NDS Transaction, the Company owned approximately 72% of NDS through its ownership of all of the outstanding NDS Series B ordinary shares and, accordingly, included the results of NDS in the consolidated financial statements of the Company. As a result of the transaction, NDS ceased to be a public company and the Permira Newcos and the Company now own approximately 51% and 49% of NDS, respectively. The Company’s remaining interest in NDS is accounted for under the equity method of accounting. A gain of $1.2 billion was recognized on the sale of the Company’s interest and is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2009.

Fiscal 2008 Transactions

Acquisitions

In July 2007, the Company acquired Photobucket, a web-based provider of photo- and video-sharing services, for a total purchase price of approximately $287 million, of which $237 million was in cash and $50 million was in deferred consideration. The initial $25 million of deferred consideration was paid during the first quarter of fiscal 2009 and the remaining $25 million was paid during the first quarter of fiscal 2010.

On December 13, 2007, the Company completed the acquisition of Dow Jones & Company, Inc. (“Dow Jones”) pursuant to the Agreement and Plan of Merger, dated as of July 31, 2007, by and among the Company, Ruby Newco LLC, a wholly-owned subsidiary of the Company (“Ruby Newco”), Dow Jones and Diamond Merger Sub Corporation, as amended (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each outstanding share of Dow Jones common stock was converted into the right to receive, at the election of the holder, either (x) $60.00 in cash or (y) 2.8681 Class B common units of Ruby Newco. Each Class B common unit of Ruby Newco is convertible into a share of News Corporation Class A Common Stock. The consideration for the acquisition was approximately $5,700 million which consisted of: $5,150 million in cash, assumed net debt of approximately $330 million and approximately $200 million in equity instruments. The results of Dow Jones have been included in the Company’s consolidated statements of operations from December 13, 2007.

As part of the Dow Jones acquisition, the Company assumed total debt of $378 million which consisted of: 3.875% notes due 2008 in the amount of $225 million, $131 million in commercial paper and a $22 million variable interest rate note.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In addition, in December 2007, the Company issued approximately 8 million Class B common units of Ruby Newco, approximately 7 million stock options and approximately 500,000 restricted stock units (“RSUs”) over Class A Common Stock. The total fair value of these instruments was approximately $200 million. As of June 30, 2009, approximately 7.7 million Class B common units of Ruby Newco had been converted into shares of Class A Common Stock.

The acquisition of Dow Jones was effected in December 2007 to position the Company as a leader in the financial news and information market and to enhance its ability to adapt to future challenges and opportunities within the Newspapers and Information Services segment and across the Company’s other related business segments.

Under the purchase method of accounting, the total Dow Jones purchase price is allocated to Dow Jones net tangible and intangible assets based upon Dow Jones’ estimated fair value as of the date of completion of the acquisition. Based upon the purchase price and the valuation performed, the purchase price allocation is as follows (in millions):

Assets acquired:
Current assets	$339
Property, plant and equipment	577
Other assets	52
Intangible assets	2,376
Goodwill	4,261

Total assets acquired	$7,605

Liabilities assumed:
Current liabilities	$589
Deferred income taxes	640
Deferred revenue	226
Other liabilities	458
Borrowings	378

Total liabilities assumed	2,291
Noncontrolling interests	165

Net assets acquired	$5,149

The Company allocated approximately $700 million to amortizable intangible assets, primarily consisting of subscriber relationship intangible assets. The pattern of economic benefits to be derived from certain amortizable intangible assets is estimated to be greater in the initial period of ownership. Accordingly, amortization expense is recognized on an accelerated basis over the remaining weighted-average useful life of 25 years. The Company also allocated approximately $1,700 million to trade names, which will not be amortized as they have an indefinite remaining useful life based primarily on their market position and the Company’s plans for continued indefinite use. Further, approximately $4,300 million was allocated to goodwill, which represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The goodwill is not being amortized in accordance with SFAS No. 142, and is not deductible for tax purposes. Upon the completion of the final valuation in December 2008, all of the goodwill was allocated to the Newspapers and Information Services segment. During fiscal 2009, the Company recorded an impairment charge relating to the Dow Jones goodwill and indefinite-lived intangible assets of $2.8 billion which is not reflected in the table above. (See Note 9 – Goodwill and Intangible Assets)

The aforementioned acquisitions were all accounted for in accordance with SFAS No. 141.

Disposals

In June 2008, the Company sold a parcel of land it owned in the United Kingdom, for total consideration of $163 million. The consideration at closing was comprised of $91 million in cash and a $72 million note, secured by the land, payable in three equal annual installments, the first of which was received in June 2009. The Company recorded a pre-tax gain of $126 million on the transaction which is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2008.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Share Exchange Agreement

In February 2008, the Company closed the transactions contemplated by the share exchange agreement (the “Share Exchange Agreement”) with Liberty Media Corporation (“Liberty”). Pursuant to the terms of the Share Exchange Agreement, Liberty exchanged its entire interest in the Company’s common stock (approximately 325 million shares of Class A Common Stock and 188 million shares of Class B Common Stock) for 100% of the stock of a wholly-owned subsidiary of the Company, whose holdings consisted of the Company’s approximate 41% interest (approximately 470 million shares) in The DIRECTV Group, Inc. (“DIRECTV”) constituting the Company’s entire interest in DIRECTV, three of the Company’s Regional Sports Networks (“RSNs”) (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain) (the “Three RSNs”) and approximately $625 million in cash (the “Exchange”). The Exchange resulted in the divestiture of the Company’s entire interest in DIRECTV and the Three RSNs to Liberty. The Company measured the fair market value of the shares received from Liberty at the February 27, 2008 New York Stock Exchange closing price of the Class A Common Stock (NWS-A) and Class B Common Stock (NWS) as the value of the shares was more clearly evident than the fair value of the assets surrendered. A tax-free gain of $1.7 billion on the Exchange was recognized in Other, net in the consolidated statements of operations in fiscal 2008. Upon closing of the Exchange, the Company entered into a non-competition agreement with DIRECTV and non-competition agreements with each of the Three RSNs, in each case, restricting its right to compete for a period of four years with DIRECTV and the Three RSNs in the respective regions in which such entities were operating on the closing date of the Exchange.

Fiscal 2007 Transactions

Acquisitions

In November 2006, the Company, together with a local Turkish partner, acquired TGRT (now called “FOX TV”), a national general interest free-to-air broadcast television station in Turkey. The Company acquired its interest for approximately $103 million in cash, plus acquisition related costs.

In December 2006, NDS, formerly a majority owned subsidiary of the Company (see Fiscal 2009 Transactions for further discussion), acquired Jungo Limited, a developer and supplier of software for use in residential gateway devices, for approximately $91 million.

In January 2007, the Company and VeriSign formed a joint venture to provide entertainment content for mobile devices. The Company paid approximately $190 million for a controlling interest in VeriSign’s wholly owned subsidiary, Jamba, which was combined with certain of the Company’s Fox Mobile Entertainment assets. The results of the joint venture have been included in the Company’s consolidated results of operations since January 2007. In October 2008, the Company purchased VeriSign’s noncontrolling interest in the Jamba joint venture (see Fiscal 2009 Transactions for further discussion).

In March 2007, the Company acquired Strategic Data Corporation (“SDC”), a developer of technology that allows websites to target advertisements to specific audiences. The Company acquired SDC for a total purchase price of approximately $140 million, of which $40 million was in cash and approximately $100 million in other consideration.

In April 2007, the Company completed its acquisition of Federal Publishing Company’s magazines, newspapers and online properties in Australia from F Hannan Pty Limited for approximately $393 million.

The aforementioned acquisitions were all accounted for in accordance with SFAS No. 141.

Other Transactions

In fiscal 2007, the Company restructured the ownership interest in one of its majority-owned RSNs. The noncontrolling interest shareholder has a put right related to its ownership interest that is currently exercisable and is outside of the control of the Company. The Company accounts for this redeemable noncontrolling interest in accordance with EITF D-98 “Classification and Measurement of Redeemable Securities” (“EITF D-98”) and, as of June 30, 2009 and 2008, has included the value of this redeemable noncontrolling interest in the consolidated balance sheets.

The Company previously entered into an agreement with a direct response marketing company that provided the Company with participation rights if the direct response marketing company is ever sold or consummates certain other strategic transactions. In December 2006, the Company entered into an agreement to terminate the participation rights for $100 million. This transaction closed in March 2007 and the Company recorded a gain of approximately $97 million on this transaction which is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2007.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. RESTRUCTURING PROGRAMS

Fiscal 2009 Programs

In fiscal 2009, certain of the markets in which the Company’s businesses operate have experienced a weakening in the current economic climate which has adversely affected advertising revenue and other consumer driven spending. As a result, a number of the Company’s businesses implemented a series of operational actions to address the Company’s cost structure, including FIM, which is restructuring the Company’s digital media properties to align resources more closely with business priorities. This restructuring program has included significant job reductions, both domestically and internationally, to enable the businesses to operate on a more cost effective basis. In conjunction with this project the Company also eliminated excess facility requirements. In fiscal 2009, several other businesses of the Company have implemented similar plans including the U.K. and Australian newspapers, HarperCollins, MyNetworkTV and the Fox Television Stations. During the fiscal year ended June 30, 2009, the Company recorded restructuring charges in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, of approximately $312 million. These charges consist of severance costs, facility related costs and other associated costs. The restructuring charges primarily relate to $20 million recorded at the Television segment, $33 million recorded at the Book Publishing segment, $74 million recorded at the Newspapers and Information Services segment and $182 million recorded at the Other segment during the fiscal year ended June 30, 2009. The Other segment included charges of approximately $178 million related to FIM, $148 million of which was recorded for facility related costs.

Changes in the program liabilities were as follows:

	For the fiscal year ended June 30, 2009
	One time termination benefits	Facility related costs	Other costs	Total
	(in millions)

Beginning of period	$—	$—	$—	$—
Additions	126	164	22	312
Payments	(62)	—	(14)	(76)
Foreign exchange movements	1	—	—	1

End of period	$65	$164	$8	$237

The Company expects to record an additional $79 million of restructuring expense related to additional employee termination benefits and accretion on facility terminations through 2021. At June 30, 2009, restructuring liabilities of approximately $93 million and $144 million were included in the consolidated balance sheets in other current liabilities and other liabilities, respectively. Facility related costs of $144 million included in other liabilities and additional accretion are expected to be paid through fiscal 2021.

Dow Jones

As a result of the Dow Jones acquisition, the Company established and approved plans to integrate the acquired operations into the Company’s Newspapers and Information Services segment. The cost to implement these plans consists of separation payments for certain Dow Jones executives under the change in control plan Dow Jones had previously established, non-cancelable lease commitments and lease termination charges for leased facilities that have or will be exited and other contract termination costs associated with the restructuring activities. During the fiscal year ended June 30, 2009, the Company recorded additional amounts relating to separation payments and non-cancelable lease commitments as purchase accounting adjustments.

Changes in the plan liabilities were as follows (in millions):

	For the years ended June 30,
	2009	2008
Beginning of period	$180	$—
Additions	40	210
Payments	(94)	(30)

End of period	$126	$180

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

United Kingdom Redundancy Program

In fiscal 2005, the Company announced its intention to invest in new printing plants in the United Kingdom to take advantage of technological and market changes. As the new automated technology came on line, the Company benefited from lower production costs and improved newspaper quality, including expanded color.

In conjunction with this project, during fiscal 2006, the Company received formal approval for the construction of the main new plant which was the last contingency, thereby committing the Company to a redundancy program (the “Program”) for certain production employees at the Company’s U.K. newspaper operations. The Program was in response to the reduced workforce that is required as new printing presses and the new printing facilities came on line. As a result of this Program, the Company reduced its production workforce by approximately 65%, and over 700 employees in the United Kingdom voluntarily accepted severance agreements. The majority of such employees left the Company during fiscal 2008.

In accordance with SFAS No. 88, “Employers’ Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” the Company recorded a redundancy provision of approximately $109 million during fiscal 2006 in restructuring charges. During the fiscal years ended June 30, 2008 and 2007, the Company recorded additional restructuring charges relating to the Program of $19 million and $24 million, respectively, which were comprised of an increase to the original provision amount, accretion and earned retention expenses. Approximately $5 million of this reserve remained as of June 30, 2008, which was utilized during fiscal 2009.

NOTE 5. INVENTORIES

As of June 30, 2009, the Company’s inventories were comprised of the following:

	As of June 30,
	2009	2008
	(in millions)

Programming rights	$3,038	$2,645
Books, DVDs, paper and other merchandise	361	510
Filmed entertainment costs:
Films:
Released (including acquired film libraries)	533	475
Completed, not released	137	102
In production	664	806
In development or preproduction	73	54

	1,407	1,437

Television productions:
Released (including acquired libraries)	589	469
Completed, not released	—	—
In production	256	256
In development or preproduction	4	2

	849	727

Total filmed entertainment costs, less accumulated amortization (a)	2,256	2,164

Total inventories, net	5,655	5,319
Less: current portion of inventory, net (b)	(2,477)	(2,255)

Total noncurrent inventories, net	$3,178	$3,064

(a)

Does not include $491 million and $522 million of net intangible film library costs as of June 30, 2009 and 2008, respectively, which are included in intangible assets subject to amortization in the consolidated balance sheets. (See Note 9—Goodwill and Other Intangible Assets for further details)

(b)	Current inventory as of June 30, 2009 and 2008 is comprised of programming rights ($2,149 million and $1,781 million, respectively), books, DVDs, paper, and other merchandise.

As of June 30, 2009, the Company estimated that approximately 68% of unamortized filmed entertainment costs from the completed films are expected to be amortized during fiscal 2010 and approximately 94% of released filmed entertainment costs will be amortized within the next three fiscal years. During fiscal 2010, the Company expects to pay $941 million in accrued participation liabilities, which are included in participations, residuals and royalties payable on the consolidated balance sheets. At June 30, 2009, acquired

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

film and television libraries had remaining unamortized film costs of $80 million, which are generally amortized using the individual film forecast method over a remaining period of approximately one to 12 years.

NOTE 6. INVESTMENTS

As of June 30, 2009, the Company’s investments were comprised of the following:

		Ownership Percentage	As of June 30,
			2009	2008
			(in millions)
Equity method investments:
British Sky Broadcasting Group plc (1)	U.K. DBS operator	39%	$877	$977
Sky Deutschland AG (1)	German pay-TV operator	38% (3)	437	673
Sky Network Television Ltd. (1)	New Zealand media company	44%	305	352
NDS (2)	Digital technology company	49%	232	—
Other equity method investments		various	707	766
Fair value of available-for-sale investments		various	150	136
Other investments		various	249	380

			$2,957	$3,284

(1)

The market value of the Company’s investment in British Sky Broadcasting Group plc (“BSkyB”), Sky Deutschland AG (formerly Premiere AG) (“Sky Deutschland”) and Sky Network Television Ltd. was $5,094 million, $744 million and $466 million at June 30, 2009, respectively.

(2)

In February 2009, the Company sold a portion of its ownership stake in NDS. As a result of the sale, the Company’s investment in NDS was accounted for under the equity method of accounting subsequent to February 5, 2009. (See Note 3—Acquisitions, Disposals and Other Transactions for further discussion)

(3)

During fiscal year 2009, the Company entered into a series of purchase transactions resulting in the Company increasing its interest in Sky Deutschland from 25% at June 30, 2008 to 38% at June 30, 2009. (See Fiscal Year 2009 Acquisitions, Disposals and Other Transactions below for further discussion)

The cost basis, unrealized gains, unrealized losses and fair market value of available-for-sale investments are set forth below:

	As of June 30,
	2009	2008
	(in millions)
Cost basis of available-for-sale investments	$38	$28
Accumulated gross unrealized gain	113	108
Accumulated gross unrealized loss	(1)	—

Fair value of available-for-sale investments	$150	$136

Deferred tax liability	$39	$37

During the fiscal years ended June 30, 2008 and 2007, the Company reclassified gains of $12 million and $2 million, respectively, from accumulated other comprehensive income to the consolidated statements of operations, based on the specific identification method. No gains were reclassified from accumulated other comprehensive income to the consolidated statements of operations during the fiscal year ended June 30, 2009.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Equity (Losses) Earnings of Affiliates

The Company’s share of the (losses) earnings of its equity affiliates was as follows:

	For the years ended June 30,
	2009	2008	2007
	(in millions)
DBS equity affiliates	$(374)	$138	$844
Cable channel equity affiliates	59	98	98
Other equity affiliates	6	91	77

Total equity (losses) earnings of affiliates (a)	$(309)	$327	$1,019

(a)

The Company’s investment in several of its affiliates exceeded its equity in the underlying net assets by approximately $1.6 billion and $1.3 billion as of June 30, 2009 and 2008, respectively, which represented the excess cost over the Company’s proportionate share of its investments’ underlying net assets. This has been allocated between intangibles with finite lives, indefinite-lived intangibles and goodwill. The finite lived intangibles primarily represent a trade name and subscriber lists with a weighted average useful life of 16 years.

In accordance with SFAS No. 142, the Company amortized $10 million and $75 million in fiscal 2009 and 2008, respectively, related to amounts allocated to finite-lived intangible assets. Such amortization is reflected in equity (losses) earnings of affiliates.

Fiscal Year 2009 Acquisitions, Disposals and Other Transactions

Investments in Sky Deutschland

During fiscal 2008, the Company, through a series of transactions, acquired a 25% ownership interest in Sky Deutschland for cash consideration of approximately $666 million. As of April 2008, the Company had acquired an interest in Sky Deutschland of greater than 20% and exercised significant influence over Sky Deutschland and the Company began accounting for its investment in Sky Deutschland under the equity method of accounting accordingly.

During fiscal 2009, the Company entered into an agreement with Sky Deutschland and the bank syndicate of Sky Deutschland to provide Sky Deutschland with a new financing structure and additional capital through two equity capital increases. The first and second equity capital increases were structured as rights issues and were completed in January 2009 and April 2009, respectively. In the first equity capital increase, the Company purchased additional shares of Sky Deutschland for approximately $33 million. In the second equity capital increase, the Company purchased additional shares of Sky Deutschland for approximately $150 million, increasing the Company’s ownership percentage in Sky Deutschland to 30.5%. As a result of the rights issues and other transactions, the Company invested an aggregate of approximately $300 million in shares of Sky Deutschland during fiscal 2009 and, as of June 30, 2009, the Company had an approximate 38% ownership interest in Sky Deutschland.

Since June 30, 2009, the Company acquired additional shares of Sky Deutschland, increasing its ownership to 39.96% as of August 5, 2009.

Impairment of Investments in Sky Deutschland

On October 2, 2008, Sky Deutschland announced guidance on its earnings before interest, taxes and depreciation (“EBITDA”) indicating results substantially below prior guidance for calendar 2008. Sky Deutschland also announced that it had adopted a new classification of subscribers at September 30, 2008. The day after this announcement, Sky Deutschland experienced a significant decline in its market value. As a result of this decline, the Company’s carrying value in Sky Deutschland exceeded its market value based upon Sky Deutschland’s closing share price of €4.38 on October 3, 2008. The Company believes that this decline was not temporary based on the assessment described below and, accordingly, recorded an impairment charge of $422 million representing the difference between the Company’s carrying value and the market value which was included in Equity (losses) earnings of affiliates in the Company’s consolidated statements of operations for the fiscal year ended June 30, 2009.

In determining if the decline in Sky Deutschland’s market value was other-than-temporary, the Company considered a number of factors: (1) the financial condition, operating performance and near term prospects of Sky Deutschland; (2) the reason for the decline in Sky Deutschland’s fair value; (3) analysts’ ratings and estimates of 12 month share price targets for Sky Deutschland; and (4) the length of time and the extent to which Sky Deutschland’s market value had been less than the carrying value of the Company’s investment.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Due to the volatility of Sky Deutschland’s common stock, the Company will continue to monitor this investment for possible future impairment.

Other

In August 2008, the Company entered into an agreement providing for the restructuring of the Company’s content acquisition agreements with Balaji Telefilms Ltd (“Balaji”). As part of this restructuring agreement, the Company no longer has representation on Balaji’s board and does not have significant influence in management decisions; therefore, the Company believes that it no longer has the ability to exercise significant influence over Balaji. Accordingly, the Company accounts for its investment under the cost method of accounting and, the carrying value is adjusted to market value each reporting period as required under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”).

In February 2009, the Company, the Permira Newcos and NDS completed the NDS Transaction, resulting in the Permira Newcos and the Company owning approximately 51% and 49% of NDS, respectively. The Company’s remaining interest in NDS is accounted for under the equity method of accounting. (See Note 3—Acquisitions, Disposals and Other Transactions for further discussion)

Fiscal Year 2008 Acquisitions, Disposals and Other Transactions

In March 2008, the Company and its joint venture partner completed a series of transactions and sold its entire interest in the cable systems in Taiwan, in which the Company maintained a noncontrolling interest ownership, to third parties for aggregate cash consideration of approximately $360 million. The Company recognized pre-tax gains totaling approximately $133 million on the sales included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2008.

Effective September 30, 2007, NGT, Inc. (“NGT”) gave the Company control over National Geographic Channel US LLC (“NGC US”) in which the Company has a 67% equity interest. Accordingly, the results of NGC US are included in the Company’s consolidated results of operations beginning October 1, 2007.

During fiscal 2008, the Company effectively acquired an additional 27% stake in NGC Network (UK) Limited (“NGC UK”) in exchange for a 23% interest in NGC Network International LLC (“NGC International”) and a 14% interest in NGC Network Latin America LLC (“NGC Latin America”). As a result of this transaction, the Company owns 52% of NGC International, NGC Latin America and NGC UK. In January 2007, the Company obtained operating control over NGC International and NGC Latin America and has included their results in the Company’s consolidated results of operations since January 2007. The Company has included the operating results of NGC UK in the Company’s consolidated results beginning in the fiscal year ended June 30, 2008.

In April 2008, the Company sold its interest in Fox Sports Net Bay Area for approximately $245 million. The Company recorded a gain of approximately $208 million on the disposal which is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2008.

In May 2008, the Company disposed of its entire interest (approximately 41%) in the common stock of Gemstar-TV Guide International, Inc. (“Gemstar”) in exchange for a cash payment of approximately $637 million and approximately 19 million shares of Macrovision Solutions Corporation (“Macrovision”) common stock. The Company sold its shares of Macrovision common stock in June 2008. The Company recorded a net gain of approximately $112 million on the disposals which is included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2008.

Fiscal Year 2007 Acquisitions and Disposals

In August 2006, the Company sold a portion of its equity investment in Phoenix Satellite Television Holdings Limited (“Phoenix”), representing a 19.9% stake, for approximately $164 million. The Company recognized a pre-tax gain of approximately $136 million on the sale included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2007. The Company retained a 17.6% stake in Phoenix, which is accounted for under the cost method of accounting and, accordingly, the carrying value is adjusted to market value each reporting period as required under SFAS No. 115.

In August 2006, the Company completed the sale of its investment in SKY Brasil, a Brazilian DTH platform, to DIRECTV for approximately $300 million in cash which was received in fiscal 2005, resulting in a total pre-tax gain of $426 million on the sale. Of this total gain, the Company recognized a pre-tax gain of approximately $261 million in the fiscal year ended June 30, 2007. The Company deferred $165 million of its total gain, through a reduction in the DIRECTV basis, due to its indirect interest through the Company’s ownership of DIRECTV. As a result of the closing of the Exchange in February 2008, the Company exchanged 100% of

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the stock of a wholly-owned subsidiary that held the Company’s approximate 41% interest in DIRECTV and other assets for Liberty’s entire interest in the Company’s common stock (See Note 3 – Acquisitions, Disposals and Other Transactions for further discussion of the Exchange), and the Company recognized the previously deferred gain in the fiscal year ended June 30, 2008. The total gain of $426 million was greater than the total consideration received due to the recognition of losses in excess of the carrying amount of the investment as the Company was committed to provide further financial support to SKY Brasil. As a result of the sale of its investment in SKY Brasil, the Company was released from its SKY Brasil transponder lease guarantee and was released from its SKY Brasil credit agreement guarantee in January 2007.

In October 2006, the Company acquired a 7.3% share in Fairfax, an Australian newspaper publisher, for approximately $299 million. The Company sold its investment in Fairfax in May 2007. A loss of approximately $9 million on this sale was included in Other, net in the consolidated statements of operations for the fiscal year ended June 30, 2007.

In December 2006, the Company acquired 25% stakes in each of NGC International and NGC UK joint ventures for a combined total of approximately $154 million. These two joint ventures produce and distribute the National Geographic Channel in various international markets. The transaction increased the Company’s interest in NGC International to 75% with NGT holding the remaining interest. In January 2007, NGT agreed to certain governance changes related to the operations of NGC International and NGC Latin America which gave the Company operating decision-making authority and control over these entities. Accordingly, the results of NGC International and NGC Latin America have been included in the Company’s consolidated results of operations since January 2007.

Impairments of cost method investments

The Company regularly reviews cost method investments for impairments based on criteria that include the extent to which the investment’s carrying value exceeds its related market value, the duration of the market decline, the Company’s ability to hold its investment until recovery and the investment’s financial strength and specific prospects. In the fiscal years ended June 30, 2009, 2008 and 2007, the Company wrote down certain cost method investments by approximately $113 million, $125 million and $2 million, respectively. The write-down in the fiscal year ended June 30, 2009 included a $58 million impairment related to an investment in a sports and entertainment company and a $38 million impairment related to a television content production company. The write-down in the fiscal year ended June 30, 2008 included a $114 million impairment related to an investment in an Asian premium movie channel. The above write-downs are reflected in Other, net in the consolidated statements of operations and were taken as a result of either the deteriorating financial position of the investee or due to a permanent impairment resulting from sustained losses and limited prospects for recovery.

NOTE 7. FAIR VALUE

In accordance with SFAS No. 157, fair value measurements are required to be disclosed using a three-tiered fair value hierarchy which distinguishes market participant assumptions into the following categories: (i) inputs that are quoted prices in active markets (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) inputs that require the entity to use its own assumptions about market participant assumptions (“Level 3”). Additionally, in accordance with SFAS No. 161, the Company has included additional disclosures about the Company’s derivatives and hedging activities (Level 2). (See Note 11—Exchangeable Securities)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The table below presents information about financial assets and liabilities carried at fair value on a recurring basis as of June 30, 2009:

		Fair Value Measurements at Reporting Date Using
Description	Total as of June 30, 2009	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)

Assets
Available-for-sale securities (1)	$150	$150	$—	$—

Liabilities
Derivatives (2)	(1)	—	(1)	—

Redeemable Noncontrolling interests (3)	(343)	—	—	(343)

Total	$(194)	$150	$(1)	$(343)

(1)	See Note 6 – Investments

(2)

Represents derivatives associated with the Company’s exchangeable securities and foreign exchange forward contracts designated as hedges and other financial instruments. As of June 30, 2009, fair value of warrants related to TOPrS of approximately $4 million was included in non-current liabilities. Offsetting this amount was the fair value of foreign exchange forward contracts of approximately $3 million which are recorded in the underlying hedged balances. Cash flows from the settlement of foreign exchange forward contracts (which generally occurs within 12 months from the inception of the contracts) offset cash flows from the underlying hedged item and are included in operating activities in the consolidated statements of cash flows. The Company uses financial instruments designated as cash flow hedges primarily to hedge its limited exposures to foreign currency exchange risks associated with the costs for producing or acquiring film and television programming abroad. The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income with foreign currency translation adjustments. Amounts are reclassified from accumulated other comprehensive income when the underlying hedged item is recognized in earnings. If derivatives are not designated as hedges, changes in fair value are recorded in earnings.

(3)

The Company accounts for the redeemable noncontrolling interests in accordance with EITF D-98 because their exercise is outside the control of the Company and, accordingly, as of June 30, 2009, has included the fair value of the redeemable noncontrolling interests in the consolidated balance sheets. The majority of redeemable noncontrolling interests recorded at fair value are a put arrangement held by the noncontrolling interests in one of the Company’s majority-owned RSNs, in a majority-owned outdoor marketing subsidiary and in one of the Company’s Asian general entertainment television joint ventures.

The fair value of the redeemable noncontrolling interest in the Company’s RSN was determined by using a discounted earnings before interest, taxes, depreciation and amortization valuation model, assuming a 9.5% discount rate.

The fair value of the redeemable noncontrolling interest in the majority–owned outdoor marketing subsidiary was determined using a discounted cash flow analysis assuming a 5% terminal growth rate and a 15% discount rate.

The fair value of the redeemable noncontrolling interest in the Asian general entertainment television joint venture was determined using a discounted cash flow analysis assuming a multiple of eight times terminal year EBITDA.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The changes in fair value of liabilities classified as Level 3 measurements during the fiscal year ended June 30, 2009 are as follows:

For the year ended June 30, 2009
(in millions)
Beginning of period	$(238)
Total gains (losses)	(38)
Purchases, distributions, other	(67)

End of period	$(343)

NOTE 8. PROPERTY, PLANT AND EQUIPMENT

	Useful Lives	As of June 30,
		2009	2008
		(in millions)
Land		$355	$395
Buildings and leaseholds	2 to 50 years	3,360	3,777
Machinery and equipment	2 to 30 years	7,335	8,326

		11,050	12,498
Less accumulated depreciation and amortization		(5,301)	(5,960)

		5,749	6,538
Construction in progress		496	483

Total property, plant and equipment, net (1)		$6,245	$7,021

(1)

As a result of the Company’s impairment review, the Company recorded a $185 million write-down of Newspapers and Information Services fixed assets in accordance with SFAS No. 144. (See Note 9—Goodwill and Other Intangible Assets for further discussion of the write-down.)

Depreciation and amortization related to property, plant and equipment was $942 million, $1,009 million and $769 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. This includes depreciation of set-top boxes in the DBS segment of $152 million, $142 million and $119 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

Total operating lease expense was approximately $563 million, $497 million and $432 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

NOTE 9. GOODWILL AND OTHER INTANGIBLE ASSETS

In accordance with SFAS No. 142, the Company’s goodwill and indefinite-lived intangible assets, which primarily consist of FCC licenses, are reviewed annually for impairment or earlier if events occur or circumstances change that would more likely than not reduce the fair value of the Company’s goodwill and indefinite-lived intangible assets below their carrying amount. During the second quarter of fiscal 2009, the Company performed an interim impairment review in advance of its annual impairment assessment because the Company believed events had occurred and circumstances had changed that would more likely than not reduce the fair value of the Company’s goodwill and indefinite-lived intangible assets below their carrying amounts. These events included: (a) the decline of the price of the Class A Common Stock and Class B Common Stock below the carrying value of the Company’s stockholders’ equity; (b) the reduced growth in advertising revenues; (c) the decline in the operating profit margins in some of the Company’s advertising-based businesses; and (d) the decline in the valuations of other television stations, newspapers and advertising-based companies as determined by the current trading values of those companies. In addition, the Company also performed an annual impairment assessment of its goodwill and indefinite-lived intangible assets.

The Company’s goodwill impairment reviews are determined using a two-step process. The first step of the process is to compare the fair value of a reporting unit with its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit by primarily using a discounted cash flow analysis and market-based valuation approach methodologies. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, perpetual growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the analyses are based on the Company’s estimated outlook and various growth rates have been assumed for years beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

cash flows of the respective reporting units. In assessing the reasonableness of its determined fair values, the Company evaluates its results against other value indicators, such as comparable public company trading values. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment review is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment review is required to be performed to estimate the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the estimated fair value of the reporting unit was the purchase price paid. The implied fair value of the reporting unit’s goodwill is compared with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The Company performed impairment reviews consisting of a comparison of the estimated fair value of the Company’s FCC licenses with their carrying amount on a station-by-station basis using a discounted cash flow valuation method, assuming a hypothetical start-up scenario for a broadcast station in each of the markets the Company operates in. The significant assumptions used were the discount rate and terminal growth rates and operating margins, as well as industry data on future advertising revenues in the markets where the Company owns television stations. These assumptions are based on actual historical performance in each market and estimates of future performance in each market. These assumptions take into account the weakening of advertising markets that have affected both the national and local markets in which the Company’s stations operate.

The assumptions noted above take into account the weakening of the economies in the markets where the Company’s businesses operate. The assumptions have been adjusted since the Company’s annual impairment review conducted in fiscal 2008 to reflect the weakened global economies and, in particular, the advertising markets. Accordingly, the market growth rates and operating profit margin assumptions were lowered to reflect the current general economic trends in the markets where the Company’s businesses operate. The potential increase in the goodwill impairment charge resulting from a 10% adverse change in the estimated value of the impaired reporting units would be approximately $1.0 billion. The potential increase in the FCC licenses impairment charge resulting from a 10% adverse change in the assumptions above would be approximately $480 million.

As a result of the impairment reviews performed, the Company recorded non-cash impairment charges of approximately $8.9 billion ($7.2 billion, net of tax) during the fiscal year ended June 30, 2009. The charges consisted of a write-down of the Company’s indefinite-lived intangible assets (primarily FCC licenses in the Television segment) of $4.6 billion, a write-down of $4.1 billion of goodwill and a write-down of the Newspapers and Information Services segment’s fixed assets of $185 million in accordance with SFAS No. 144. As a result of the continued adverse economic conditions in the markets in which the Company conducts business, the Company will continue to monitor its goodwill, indefinite-lived intangible assets and long-lived assets for possible future impairment.

The carrying values of the Company’s intangible assets and related accumulated amortization were as follows:

	As of June 30, 2008	Impairments	Foreign Exchange	Amortization	Adjustments (1)	As of June 30, 2009
	(in millions)

Intangible assets not subject to amortization
FCC licenses	$7,015	$(4,182)	$—	$—	$(429)	$2,404
Distribution networks	752	—	(4)	—	—	748
Publishing rights & imprints	506	—	—	—	2	508
Newspaper mastheads	2,679	(401)	(168)	—	66	2,176
Other	1,369	—	(36)	—	5	1,338

Total intangible assets not subject to amortization	12,321	(4,583)	(208)	—	(356)	7,174
Film library, net (2)	522	—	—	(31)	—	491
Other intangible assets, net (3)	1,617	(57)	(28)	(165)	(107)	1,260

Total intangibles, net	$14,460	$(4,640)	$(236)	$(196)	$(463)	$8,925

(1)

Adjustments include the $429 million reduction in FCC licenses at the Television segment due to the sale of the Stations in July 2008, purchase price allocation adjustments for previously announced acquisitions and other dispositions.

(2)	Net of accumulated amortization of $132 million and $101 million as of June 30, 2009 and June 30, 2008, respectively. The average useful life of the film library was 20 years.

(3)	Net of accumulated amortization of $447 million and $376 million as of June 30, 2009 and June 30, 2008, respectively. The average useful life of other intangible assets ranges from three to 25 years.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The changes in the carrying value of goodwill, by segment, are as follows:

	Balance as of June 30, 2008	Impairments	Foreign Exchange	Adjustments (1)	Balance as of June 30, 2009
	(in millions)
Filmed Entertainment	$1,071	$—	$—	$—	$1,071
Television	2,499	(376)	—	(217)	1,906
Cable Network Programming	5,898	—	—	253	6,151
Direct Broadcast Satellite Television	689	—	(73)	—	616
Integrated Marketing Services	257	—	—	29	286
Newspapers and Information Services	5,824	(2,424)	(249)	87	3,238
Book Publishing	2	—	—	1	3
Other	2,380	(1,271)	(40)	42	1,111

Total goodwill	$18,620	$(4,071)	$(362)	$195	$14,382

(1)

Adjustments include new acquisitions and the finalization of purchase price allocations of $374 million and $38 million, respectively, which were offset by a $217 million reduction at the Television segment due to the sale of the Stations in July 2008. The new acquisitions increase was primarily due to two transactions which resulted in additional goodwill of $300 million as a result of the acquisition of a majority interest in an Asian general entertainment company as part of the formation of the Star Jupiter venture and the acquisition of the VeriSign minority share of the Jamba joint venture. The purchase price allocations were primarily due to the finalization of the Dow Jones purchase price allocation.

Amortization related to finite-lived intangible assets was $196 million, $198 million and $110 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

Based on the current amount of intangible assets subject to amortization, the estimated amortization expense for each of the succeeding five fiscal years is as follows: 2010—$195 million; 2011—$162 million; 2012—$147 million; 2013—$131 million; and 2014—$124 million. These amounts may vary as acquisitions and disposals occur in the future and as purchase price allocations are finalized.

NOTE 10. BORROWINGS

Description	Weighted average interest rate	Due date	Outstanding
	at June 30,		As of June 30,
	2009		2009	2008
			(in millions)

Bank Loans (a)			$173	$220

Public Debt
Senior notes issued under January 1993 indenture (b)	8.60%	2013 - 2034	2,211	2,234
Senior notes issued under March 1993 indenture (c) (d)	6.77%	2010 - 2096	10,090	9,290
Liquid Yield Option™ Notes (e)		2021	78	75
Exchangeable securities (f)			1,737	1,692

Total public debt			14,116	13,291

Total borrowings			14,289	13,511
Less current portion			2,085	281

Long-term borrowings			$12,204	$13,230

At June 30, 2009, the fair value of interest bearing liabilities in aggregate amounts to $13.5 billion.

(a)

In August 2006, the Company entered into a loan agreement with Raiffeisen Zentralbank Österreich AG (“RZB”) and, as of June 30, 2009, $160 million was outstanding under this loan agreement. The loan bears interest at LIBOR for a six month period plus a margin of up to

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.85% per annum dependent upon certain financial metrics. Principal amounts under the RZB loan are to be repaid in equal amounts every six months starting on the second anniversary of the date of the agreement until the fifth anniversary of the date of the agreement. At June 30, 2009, $64 million of the RZB loan was due within the next twelve months and has been classified as current borrowings. The loans are secured by certain guarantees, bank accounts and share pledges of the Company’s Russian operating subsidiaries.

(b)

These notes are issued under the Amended and Restated Indenture dated as of January 28, 1993, as supplemented, by and among News America Incorporated, a 100% owned subsidiary of the Company as defined in Rule 3-10(h) of Regulation S-X (“NAI”), the Company as Parent Guarantor and U.S. Bank National Association, as Trustee. These notes are direct unsecured obligations of NAI and rank pari passu with all other unsecured indebtedness of NAI. Redemption may occur, at the option of the holders, at 101% of the principal plus an accrued interest amount in certain circumstances where a change of control is deemed to have occurred. These notes are subject to certain covenants, which, among other things, restrict secured indebtedness to 10% of tangible assets and in certain circumstances limit new senior indebtedness.

(c)

These notes are issued under the Amended and Restated Indenture dated as of March 24, 1993, as supplemented, by and among NAI, the Company, as Parent Guarantor, and The Bank of New York, as Trustee. These notes are direct unsecured obligations of NAI and rank pari passu with all other unsecured indebtedness of NAI. Redemption may occur, at the option of the holders, at 101% of the principal plus an accrued interest amount in certain circumstances where a change of control is deemed to have occurred. These notes are subject to certain covenants, which, among other things, restrict secured indebtedness to 10% of tangible assets and in certain circumstances limit new senior indebtedness.

(d)

In November 2007, the Company issued $1,250 million of 6.65% Senior Notes due 2037 for general corporate purposes. The Company received proceeds of approximately $1,237 million on the issuance of this debt, net of expense.

In January 2008, the Company retired its $350 million 6.625% Senior Notes due 2008.

In October 2008, the Company retired its $200 million 7.375% Senior Notes due 2008.

In February 2009, the Company issued $700 million of 6.90% Senior Notes due 2019 and $300 million of 7.85% Senior Notes due 2039 for general corporate purposes. The Company received proceeds of approximately $993 million on the issuance of this debt, net of expense.

The Company’s $250 million of 6.75% Senior Debenture due January 2038 may be put at the option of the holder to the Company in January 2010 at par and was classified as current borrowings as of June 30, 2009.

(e)

In February 2001, the Company issued Liquid Yield OptionTM Notes (“LYONs”) which pay no interest and had an aggregate principal amount at maturity of $1,515 million representing a yield of 3.5% per annum on the issue price. The remaining holders may exchange the notes at any time into Class A Common Stock or, at the option of the Company, the cash equivalent thereof at a fixed exchange rate of 24.2966 shares of Class A Common Stock per $1,000 note. The remaining LYONs are redeemable at the option of the holders on February 28, 2011 and February 28, 2016 at a price of $706.82 and $840.73, respectively. The Company, at its election, may satisfy the redemption amounts in cash, Class A Common Stock or any combination thereof. The Company can redeem the notes in cash at any time at specified redemption amounts.

On February 28, 2006, 92% of the LYONs were redeemed for cash at the specified redemption amount of $594.25 per LYON. Accordingly, the Company paid an aggregate of approximately $831 million to the holders of the LYONs that had exercised this redemption option.

The LYONs constitute senior indebtedness of NAI and rank equal in right of payment with all present and future senior indebtedness of NAI. The Parent Guarantor has fully and unconditionally guaranteed the LYONs. The LYONs, which have been recorded at a discount, are being accreted using the effective interest rate method.

(f)	See Note 11 – Exchangeable Securities

Ratings of Public Debt

The table below summarizes the Company’s credit ratings as of June 30, 2009.

Rating Agency	Senior Debt	Outlook

Moody’s	Baa 1	Stable
Standard & Poor’s	BBB+	Stable

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Original Currencies of Borrowings

Borrowings are payable in the following currencies:

	As of June 30,
	2009	2008
	(in millions)
United States Dollars	$14,155	$13,341
Australian Dollars	121	144
Other currencies	13	26

Total borrowings	$14,289	$13,511

The impact of foreign currency movements on borrowings during the fiscal year ended June 30, 2009 was approximately $29 million.

In May 2007, NAI entered into a credit agreement (the “Credit Agreement”), among NAI as Borrower, the Company as Parent Guarantor, the lenders named therein (the “Lenders”), Citibank, N.A. as Administrative Agent and JPMorgan Chase Bank, N.A. as Syndication Agent. The Credit Agreement provides a $2.25 billion unsecured revolving credit facility with a sub-limit of $600 million available for the issuance of letters of credit. NAI may request an increase in the amount of the credit facility up to a maximum amount of $2.5 billion. Borrowings are in U.S. dollars only, while letters of credit are issuable in U.S. dollars or Euros. The significant terms of the agreement include the requirement that the Company maintain specific leverage ratios and limitations on secured indebtedness. The Company pays a facility fee of 0.08% regardless of facility usage. The Company pays interest for borrowings at LIBOR plus 0.27% and pays commission fees on letters of credit at 0.27%. The Company pays an additional fee of 0.05% if borrowings under the facility exceed 50% of the committed facility. The interest and fees are based on the Company’s current debt rating. The maturity date is in May 2012, however, NAI may request that the Lenders’ commitments be renewed for up to two additional one year periods. At June 30, 2009, approximately $70 million in standby letters of credit for the benefit of third parties were outstanding.

NOTE 11. EXCHANGEABLE SECURITIES

TOPrS

In November 1996, the Company, through a trust (the “Exchange Trust”) wholly-owned by NAI, issued 10 million 5% TOPrS for aggregate gross proceeds of $1 billion. Such proceeds were invested in (i) preferred securities representing a beneficial interest of NAI’s 5% Subordinated Discount Debentures due November 12, 2016 (the “Subordinated Debentures”) and (ii) 10,000,000 warrants to purchase from NAI ordinary shares of BSkyB (the “Warrants”). During fiscal 2003, approximately 85% of the Company’s outstanding TOPrS and related warrants were redeemed. As of June 30, 2009, approximately 1.5 million TOPrS and 1 million warrants remained outstanding. These investments represent the sole assets of the Exchange Trust. Cumulative cash distributions are payable on the TOPrS at an annual rate of 5%. The TOPrS have a mandatory redemption date of November 12, 2016 or earlier to the extent of any redemption by NAI of any Subordinated Debentures or Warrants. The Company has the right to pay cash equal to the market value of the BSkyB ordinary shares for which the Warrants are exercisable in lieu of delivering freely tradable shares. The Company and certain of its direct and indirect subsidiaries have certain obligations relating to the TOPrS, the preferred securities representing a beneficial interest in the Subordinated Debentures, the Subordinated Debentures and Warrants which amount to a full and unconditional guarantee of the respective issuer’s obligations with respect thereto.

The total net proceeds from the issuance of the TOPrS were allocated between the fair value of the obligation and the fair value of the Warrants on their date of issuance. The fair value of the Warrants is determined at the end of each period using the Black-Scholes method. The original fair value of the obligation has been recorded in non-current borrowings and in accordance with SFAS No. 133, the Warrants are reported at fair value and in non-current other liabilities. The fair value of the obligation is accreted to its maturity value through the effective interest method. (See Note 23—Additional Financial Information) A significant variance in the price of the underlying stock could have a material impact on the operating results of the Company.

As of June 30, 2009, $129 million and $4 million of the TOPrS were included in borrowings and non-current liabilities, respectively, on the consolidated balance sheets. As of June 30, 2008, $131 million and $17 million of the TOPrS were included in borrowings and non-current liabilities, respectively, on the consolidated balance sheets.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

BUCS

During fiscal 2003, News Corporation Finance Trust II (the “Trust”) issued an aggregate of $1.655 billion 0.75% BUCS representing interests in debentures issued by NAI and guaranteed on a senior basis by the Company and certain of its subsidiaries. The net proceeds from the BUCS issuance were used to purchase approximately 85% of the Company’s outstanding TOPrS. The BUCS are exchangeable at the holders’ option into BSkyB ordinary shares based on an exchange ratio of 77.09 BSkyB ordinary shares per $1,000 original liquidation amount of BUCS. The Trust may pay the exchange market value of each BUCS by delivering ordinary shares of BSkyB or a combination of cash and ordinary shares of BSkyB.

The holders also have the right to tender the BUCS for redemption on March 15, 2010, March 15, 2013 or March 15, 2018 for payment of the adjusted liquidation preference plus accrued and unpaid distributions and any final period distribution in, at the Company’s election, cash, BSkyB ordinary shares, the Company’s Class A Common Stock or any combination thereof.

The Company may redeem the BUCS for cash, BSkyB ordinary shares or a combination thereof in whole or in part, at any time on or after March 20, 2010, at the adjusted liquidation preference of the BUCS plus any accrued and unpaid distributions and any final period distribution thereon.

The total net proceeds from the issuance of the BUCS were allocated between the fair value of the obligation and the fair value of the exchange feature. The fair values of the obligation and the exchange feature were determined by pricing the issuance with and without the exchange feature. The original fair value of the obligation has been recorded in non-current borrowings and in accordance with SFAS No.133, the call option feature of the exchangeable debentures is reported at fair value and in non-current other liabilities. The fair value of the obligation is being accreted to its maturity value through the effective interest method. (See Note 23—Additional Financial Information) A significant variance in the price of the underlying stock could have a material impact on the operating results of the Company.

As of June 30, 2009, $1,608 million of the 0.75% BUCS was classified as current borrowings on the consolidated balance sheets. As of June 30, 2008, $1,561 million and $64 million of the BUCS were included in borrowings and non-current liabilities, respectively, on the consolidated balance sheets.

NOTE 12. FILM PRODUCTION FINANCING

The Company enters into arrangements with third parties to co-produce certain of its theatrical productions. These arrangements, which are referred to as co-financing arrangements, take various forms. The parties to these arrangements include studio and non-studio entities. In several of these agreements, other parties control certain distribution rights. The Filmed Entertainment segment records the amounts received for the sale of an economic interest as a reduction of the cost of the film, as the investor assumes full risk for that portion of the film asset acquired in these transactions. The substance of these arrangements is that the third-party investors own an interest in the film and, therefore, receive a participation based on the third-party investor’s contractual interest in the profits or losses incurred on the film. Consistent with the requirements of SOP 00-2, the estimate of the third-party investor’s interest in profits or losses incurred on the film is determined by reference to the ratio of actual revenue earned to date in relation to total estimated ultimate revenues.

NOTE 13. STOCKHOLDERS’ EQUITY

Preferred Stock and Common Stock

Under the News Corporation Restated Certificate of Incorporation, the Company’s Board of Directors (the “Board”) is authorized to issue shares of preferred stock or common stock at any time, without stockholder approval, and to determine all the terms of those shares, including the following:

(i) the voting rights, if any, except that the issuance of preferred stock or series common stock which entitles holders thereof to more than one vote per share requires the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors;

(ii) the dividend rate and preferences, if any, which that preferred stock or common stock will have compared to any other class; and

(iii) the redemption and liquidation rights and preferences, if any, which that preferred stock or common stock will have compared to any other class.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Any decision by the Board to issue preferred stock or common stock must, however, be taken in accordance with the Board’s fiduciary duty to act in the best interests of the Company’s stockholders. The Company is authorized to issue 100,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2009, there were no shares of preferred stock issued or outstanding. The Board has the authority, without any further vote or action by the stockholders, to issue preferred stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences, qualifications and limitations of such series to the full extent permitted by Delaware law.

The Company has two classes of common stock that are authorized and outstanding, non-voting Class A Common Stock and voting Class B Common Stock. Class A Common Stock carried the right to dividends in the amount equal to 120% of the aggregate of all dividends declared on a share of Class B Common Stock through fiscal 2007. Subsequent to the final fiscal 2007 dividend payment, shares of Class A Common Stock ceased to carry any rights to a greater dividend than shares of Class B Common Stock.

As of June 30, 2009, there were approximately 50,000 holders of record of shares of Class A Common Stock and 1,400 holders of record of Class B Common Stock.

In the event of a liquidation or dissolution of the Company, or a portion thereof, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares held by Class A Common Stock holders and Class B Common Stock holders, respectively. In the event of any merger or consolidation with or into another entity, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive substantially identical per share consideration.

Stockholder Rights Plan

In fiscal 2005, the Board adopted a stockholder rights plan (the “Rights Plan”). Under the Rights Plan, each stockholder of record received a distribution of one right for each share of voting and non-voting common stock of the Company.

On August 8, 2006, in accordance with the terms of the settlement of a lawsuit regarding the Company’s stockholder rights plan, the Board approved the adoption of an Amended and Restated Rights Plan, as amended (the “Amended Rights Plan”), extending the term of the Rights Plan from November 7, 2007 to October 20, 2008. Pursuant to the terms of the settlement, on October 20, 2006, the Rights Plan was approved by a vote of the Company’s Class B stockholders at the Company’s 2006 annual meeting of stockholders. On April 15, 2008, the Company entered into an amendment to the Amended Rights Plan to amend the final expiration date of the rights issued pursuant to the Amended Rights Plan (the “Rights”) from October 20, 2008 to April 15, 2008. Accordingly, the Rights expired at the close of business on April 15, 2008 and the Amended Rights Plan was terminated and is of no further force and effect.

Stock Repurchase Program

In June 2005, the Company announced a stock repurchase program under which the Company is authorized to acquire from time to time up to an aggregate of $3 billion in Class A Common Stock and Class B Common Stock. In May 2006, the Company announced that the Board had authorized increasing the total amount of the stock repurchase program to $6 billion. During fiscal 2009, the Company did not repurchase any shares. The Company repurchased approximately 20 million shares during the fiscal year ended June 30, 2008. The remaining authorized amount under the Company’s stock repurchase program was approximately $1,761 million, excluding commissions at June 30, 2009.

The program may be suspended or discontinued at any time.

Dividends

	For the years ended June 30,
	2009	2008	2007

Cash dividend paid per share	$0.12
Class A		$0.12	$0.12
Class B		$0.11	$0.10

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 14. EQUITY BASED COMPENSATION

News Corporation 2005 Long-Term Incentive Plan

The Company has adopted the News Corporation 2005 Long-Term Incentive Plan (the “2005 Plan”) under which equity based compensation, including stock options, restricted stock, RSUs and other types of awards, may be granted. Such equity grants under the 2005 Plan generally vest over a four-year period and expire ten years from the date of grant. The Company’s employees and directors are eligible to participate in the 2005 Plan. The Compensation Committee of the Board (the “Compensation Committee”) determines the recipients, type of award to be granted and amounts of awards to be granted under the 2005 Plan. Stock options awarded under the 2005 Plan will be granted at exercise prices which are equal to or exceed the market price at the date of grant. The 2005 Plan replaced the News Corporation 2004 Stock Option Plan under which no additional stock options will be granted. The maximum number of shares of Class A Common Stock that may be issued under the 2005 Plan is 165 million shares. At June 30, 2009, the remaining number of shares available for issuance under the 2005 Plan was approximately 134 million. The Company will issue new shares of Class A Common Stock for award upon exercises of stock options or vesting of stock-settled RSUs.

The fair value of equity-based compensation under the 2005 Plan will be calculated according to the type of award issued.

Stock options and stock appreciation rights (“SARs”) issued under the 2005 Plan will be fair valued using a Black-Scholes option valuation method that uses the following assumptions: expected volatility is based on the historical volatility of the shares underlying the option; expected term of awards granted is derived from the historical activity of the Company’s awards and represents the period of time that the awards granted are expected to be outstanding; weighted average risk-free interest rate is an average of the interest rates of U.S. government bonds with similar lives on the dates of the stock option grants; and dividend yield is calculated as an average of a ten year history of the Company’s yearly dividend divided by the fiscal year’s closing stock price.

RSU awards are grants that entitle the holder to shares of Class A Common Stock or the value of shares of Class A Common Stock as the award vests, subject to the 2005 Plan and such other terms and conditions as the Compensation Committee may establish. RSUs issued under the 2005 Plan are fair valued based upon the fair market value of Class A Common Stock on the grant date. Any person who holds RSUs shall have no ownership interest in the shares of Class A Common Stock to which such RSUs relate until and unless shares of Class A Common Stock are delivered to the holder. All shares of Class A Common Stock reserved for cancelled or forfeited equity-based compensation awards or for awards that are settled in cash become available for future grants. Certain RSU awards are settled in cash and are subject to terms and conditions of the 2005 Plan and such other terms and conditions as the Compensation Committee may establish.

During the fiscal years ended June 30, 2009, 2008 and 2007, the Company issued 12.0 million, 7.5 million and 1.8 million RSUs, respectively, which primarily vest over four years. Outstanding RSUs as of June 30, 2009, 2008 and 2007 are payable in shares of the Class A Common Stock, upon vesting, except for approximately 3 million RSUs that will be settled in cash. RSUs granted to executive directors are settled in cash and certain awards granted to employees in certain foreign locations are settled in cash. During the fiscal years ended June 30, 2009, 2008 and 2007, approximately 1,781,000, 767,000 and 951,000 of cash-settled RSUs vested, respectively, and the Company settled approximately $24 million, $25 million and $15 million of liabilities related to these RSUs, respectively. At June 30, 2009 and 2008, the liability for cash-settled RSUs was approximately $52 million and $80 million, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the activity related to the Company’s RSUs to be settled in stock:

	Fiscal 2009		Fiscal 2008		Fiscal 2007
	Restricted stock units	Weighted average grant-date fair value	Restricted stock units	Weighted average grant-date fair value	Restricted stock units	Weighted average grant-date fair value
(RSUs in thousands)
Unvested restricted stock units at beginning of the year	11,302	$18.01	10,053	$15.70	12,861	$15.37
Granted	9,971	13.04	6,161 (1)	21.16	1,317	19.28
Vested (2)	(6,950)	16.03	(4,421)	17.23	(3,632)	15.82
Cancelled	(382)	16.54	(491)	17.28	(493)	15.74

Unvested restricted stock units at the end of the year	13,941	$15.46	11,302	$18.01	10,053	$15.70

(1)	Includes 357,000 stock-settled RSUs issued as a result of the acquisition of Dow Jones. (See Note 3 – Acquisitions, Disposals and Other Transactions.)
(2)	The fair value of the Company’s RSUs that vested during the fiscal years ended June 30, 2009, 2008 and 2007 was approximately $93 million, $88 million and $68 million, respectively.

Certain executives, who are not named executive officers of the Company, responsible for various business units within the Company had the opportunity to earn a grant of RSUs under the 2005 Plan in fiscal 2007, 2008 and 2009. These awards (the “Performance Awards”) were conditioned upon the attainment of pre-determined operating profit goals for fiscal 2007, 2008 and 2009 by the executive’s particular business unit. If the actual fiscal 2007, 2008 and 2009 operating profit of the executive’s business unit as compared to its pre-determined target operating profit for the fiscal year was within a certain performance goal range, the executive was entitled to receive a grant of RSUs pursuant to a Performance Award. To the extent that it was determined that the business unit’s actual fiscal 2007, 2008 or 2009 operating profit fell within the performance goal range for that fiscal year, the executive received a percentage of his or her annualized base salary, ranging from 0% to 100%, in time-vested RSUs representing shares of Class A Common Stock. The RSUs are generally payable in shares of Class A Common Stock upon vesting and are subject to the participants’ continued employment with the Company. As of June 30, 2009, a total of 11.2 million RSUs have been issued in connection with the Performance Award program of which 3.8 million have vested. The remaining balance will vest in the next three fiscal years. In fiscal 2010, approximately 3.9 million RSUs were issued in connection with these fiscal 2009 Performance Awards, twenty-five percent of which will vest as of August 15, 2009. The remaining balance will vest in three equal annual installments, subject to the individual’s continued employment with the Company.

News Corporation 2004 Stock Option Plan and 2004 Replacement Stock Option Plan

As a result of the Company’s reorganization in November 2004, all preferred limited voting ordinary shares which the Company issued stock options over were cancelled and holders received in exchange stock options for shares of Class A Common Stock on a one-for-two basis with no change in the original terms under the News Corporation 2004 Stock Option Plan and 2004 Replacement Stock Option Plan (collectively, the “2004 Plan”). In addition, all other outstanding stock options to purchase preferred limited voting ordinary shares were adjusted to be exercisable into shares of Class A Common Stock subject to the one-for-two share exchange. Prior to the Company’s reorganization in November 2004, stock options were granted to employees with Australian dollar exercise prices.

Under the 2004 Plan, equity grants generally vest over a four-year period and expire ten years from the date of grant. The equity awards were granted with exercise prices that are equal to or exceed the market price at the date of grant and were valued, in Australian dollars. The 2004 Plan automatically terminates in 2014.

Other

The Company operates employee share ownership schemes in the United Kingdom and Ireland. These plans enable employees to enter into fixed-term savings contracts with independent financial institutions linked to an option for Class A Common Stock. The savings contracts can range from three to seven years with an average expected life of four years. During the fiscal years ended June 30, 2009, 2008 and 2007, the Company granted approximately 1,103,000, 493,000 and 256,000 stock options under this scheme, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes information about the Company’s stock option transactions for all the Company’s stock option plans (options in thousands):

	Fiscal 2009			Fiscal 2008			Fiscal 2007
	Options	Weighted average exercise price		Options	Weighted average exercise price		Options	Weighted average exercise price
		(in US$)	(in A$)		(in US$)	(in A$)		(in US$)	(in A$)
Outstanding at the beginning of the year	85,745	$16.23	$26.74	85,358	$15.52	$26.18	110,881	$14.52	$24.50
Granted (1)	1,103	7.48	*	7,643	19.65	*	256	17.72	*
Exercised	(186)	10.37	16.35	(5,719)	10.35	16.49	(24,719)	11.04	18.59
Cancelled	(6,126)	12.95	20.36	(1,537)	15.84	26.46	(1,060)	16.01	28.40

Outstanding at the end of the year	80,536	$16.38	$26.80	85,745	$16.23	$26.74	85,358	$15.52	$26.18

Vested and unvested expected to vest at June 30, 2009	80,536
Exercisable at the end of the year	78,054			83,715			83,521
Weighted average fair value of options granted		$1.44	*		$4.28	*		$8.83	*

(1)	Fiscal 2008 includes stock options issued as a result of the acquisition of Dow Jones. (See Note 3 – Acquisitions, Disposals and Other Transactions)
*	Granted in U.S. dollars.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in fiscal years ended June 30:

	2009	2008	2007
Weighted average risk free interest rate	1.56%	3.10%	4.50%
Dividend yield	1.2%	0.6%	0.7%
Expected volatility	36.29%	22.16%	26.98%
Maximum expected life of options	7 years	7 years	7 years

The fair value of each outstanding stock option award under the 2004 Plan was estimated on the date of grant using the Black-Scholes option valuation model that uses the following assumptions: expected volatility was based on historical volatility of the Class A Common Stock; expected term of stock options granted was derived from the historical activity of the Company’s stock options and represented the period of time that stock options granted were expected to be outstanding; weighted average risk-free interest rate was an average of the interest rates of U.S. government bonds with similar lives on the dates of the stock option grants; and dividend yield was calculated as an average of a ten year history of the Company’s yearly dividend divided by the fiscal year’s closing stock price.

The exercise prices for the stock options issued prior to the Company’s reorganization in November 2004 are in Australian dollars. The U.S. dollar equivalents presented above have been converted at historical exchange rates; therefore, the proceeds from the exercise of these stock options may differ due to fluctuations in exchange rates in periods subsequent to the date of the grant.

At June 30, 2009, 1,937,000 of the SARs were vested and exercisable. No SARs have been issued since fiscal 2005.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes information about the Company’s stock option transactions (options in thousands):

Tranches	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Exercisable Options	Weighted Average Exercise Price
(in US$)		(in US$)			(in US$)
$3.14 to $3.93	5	$3.58	3.14	5	$3.58
$6.83 to $9.68	13,870	8.72	3.20	12,793	8.82
$10.40 to $15.58	34,848	13.11	2.30	33,555	13.10
$16.41 to $23.25	19,776	20.58	1.18	19,664	20.59
$25.17 to $27.74	12,024	27.74	0.35	12,024	27.74
$40.08	13	40.08	0.27	13	40.08

	80,536	$16.38		78,054	$16.54

NDS Option Schemes

In February 2009, the Company, the Permira Newcos and NDS completed the NDS Transaction, resulting in the Permira Newcos and the Company owning approximately 51% and 49% of NDS, respectively. As a result of the completion of the NDS Transaction, NDS ceased to be a public company and the Company’s remaining interest in NDS is accounted for under the equity method of accounting. (See Note 3 – Acquisitions, Disposals and Other Transactions) Prior to the completion of the NDS Transaction, NDS had three executive share option schemes (“the NDS Plans”). The NDS Plans provided for the grant of options to purchase Series A ordinary shares in NDS and RSU awards that entitled the holder to NDS Series A ordinary shares as the awards vested. In connection with the NDS Transaction, all nonvested equity awards vested and the NDS Plans were terminated. The Company included approximately $44 million of equity-based compensation expense related to NDS awards in its consolidated statements of operations for the fiscal year ended June 30, 2009. The Company also recognized approximately $70 million in cash received from exercise of equity- based compensation and $73 million in intrinsic value of stock options exercised during the fiscal year ended June 30, 2009 related to NDS equity-based awards.

The following table summarizes the Company’s equity-based compensation:

	For the years ended June 30,
	2009 (1)	2008	2007
	(in millions)

Equity-based compensation	$156	$153	$131

Cash received from exercise of equity-based compensation	$2	$80	$366

Total intrinsic value of stock options exercised	$—	$54	$208

(1)	Excludes amounts related to NDS equity-based compensation awards for the fiscal year ended June 30, 2009.

At June 30, 2009, the Company’s total compensation cost related to non-vested stock options and RSUs not yet recognized for all plans presented was approximately $154 million, the majority of which is expected to be recognized over the next two fiscal years. Compensation expense on all equity-based awards is recognized on a straight line basis over the vesting period of the entire award.

The Company recognized a tax (expense) benefit on vested RSUs and stock options exercised of ($7) million, $17 million and $72 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15. RELATED PARTIES

Director transactions

The Company has engaged Mrs. Wendi Murdoch, the wife of Mr. K.R. Murdoch, the Company’s Chairman and Chief Executive Officer, to provide strategic advice for the development of the MySpace business in China. The fees paid to Mrs. Murdoch pursuant to this arrangement are $100,000 per annum and Mrs. Murdoch received $100,000 in both the fiscal year ended June 30, 2009 and 2008 and $83,333 in the fiscal year ended June 30, 2007. Mrs. Murdoch is a Director of MySpace China Holdings Limited (“MySpace China”), a joint venture in which the Company owns a 51.7% interest on a fully diluted basis, which licenses the technology and brand to the local company in China that operates the MySpace China website. Similar to other Directors of MySpace China, Mrs. Murdoch received options over 2.5% of the fully diluted shares of MySpace China that will vest over four years under the MySpace China option plan.

Freud Communications, which is controlled by Matthew Freud, Mr. K.R. Murdoch’s son-in-law, provided external support to the press and publicity activities of the Company during fiscal years 2009, 2008 and 2007. The fees paid by the Company to Freud Communications were approximately $473,000, $669,000 and $500,000 in fiscal 2009, 2008, and 2007, respectively. At June 30, 2009, there were no outstanding amounts due to or from Freud Communications.

The Shine Group (“Shine”), a television production and distribution company, is controlled by Ms. Elisabeth Murdoch, the daughter of Mr. K.R. Murdoch. Through the normal course of business, certain subsidiaries of the Company have entered into various production and distribution arrangements with Shine. Pursuant to these arrangements, the Company paid Shine an aggregate of approximately $453,000 and $300,000 in the fiscal years ended June 30, 2008 and 2007, respectively. No amounts were paid to Shine in fiscal year 2009.

Mr. Mark Hurd, a Director of the Company, is also the Chairman and Chief Executive Officer of Hewlett-Packard Company (“HP”). Through the normal course of business, HP sells certain equipment and provides services to the Company and its subsidiaries pursuant to a worldwide agreement entered into by the Company and HP in August 2007. Pursuant to this agreement, the Company paid HP approximately $47 million and $68 million in the fiscal years ended June 30, 2009 and 2008, respectively.

Dr. Roderick R. Paige was a Director of the Company until February 2008. Upon his resignation from the Board, the Company and Dr. Paige entered into a consultancy arrangement pursuant to which Dr. Paige advised the Company on certain educational matters. The consultancy arrangement was terminated in March 2009. The fees paid by the Company to Dr. Paige pursuant to this arrangement were $240,000 per annum and Dr. Paige received $90,668 in the fiscal year ended June 30, 2008. Other than fees related to his Directorship, no amounts were paid to Dr. Paige in fiscal 2007.

Mr. Stanley Shuman, Director Emeritus, and Mr. Kenneth Siskind, son of Mr. Arthur M. Siskind, who is a Director and senior advisor to the Chairman, are Managing Directors of Allen & Company LLC, a U.S. based investment bank, which provided investment advisory services to the Company. Total fees paid to Allen & Company LLC were $17.5 million and $7.5 million in fiscal 2009 and 2008, respectively. No fees were paid to Allen & Company LLC during fiscal 2007.

Other related entities

In the ordinary course of business, the Company enters into transactions with related parties, such as equity affiliates, to purchase and/or sell advertising, the sale of programming, administrative services and supplying digital technology and services for digital pay television platforms. The following table sets forth the net revenue from related parties included in the consolidated statements of operations:

	For the years ended June 30,
	2009	2008	2007
	(in millions)
Related party revenue, net of expense	$484	$1,298	$1,173

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth the amount of accounts receivable due from and payable to related parties outstanding on the consolidated balance sheets:

	As of June 30,
	2009	2008
	(in millions)
Accounts receivable from related parties	$228	$284
Accounts payable to related parties	276	279

Liberty Transaction

In February 2008, the Company completed the Exchange with Liberty. Pursuant to the terms of the Share Exchange Agreement, Liberty exchanged its entire interest in the Company’s common stock for 100% of a wholly-owned subsidiary of the Company, whose holdings consisted of the Company’s approximate 41% interest in DIRECTV, the Three RSNs and $625 million in cash. As a result of the closing of the Exchange, Liberty ceased to be a related party in February 2008. (See Note 3 – Acquisitions, Disposals and Other Transactions for further discussion of the Share Exchange Agreement)

NOTE 16. COMMITMENTS AND CONTINGENCIES

The Company has commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments as of June 30, 2009.

	As of June 30, 2009
	Payments Due by Period
	Total	1 year	2-3 years	4-5 years	After 5 years
	(in millions)

Contracts for capital expenditure	$327	$306	$20	$1	$—
Operating leases (a)
Land and buildings	3,384	338	628	540	1,878
Plant and machinery	1,490	206	331	299	654
Other commitments
Borrowings	12,552	477	96	621	11,358
Exchangeable securities	1,737	1,608	—	—	129
Sports programming rights (b)	17,583	3,227	4,443	4,391	5,522
Entertainment programming rights	3,360	1,692	1,048	440	180
Other commitments and contractual obligations (c)	3,338	901	1,095	732	610

Total commitments, borrowings and contractual obligations	$43,771	$8,755	$7,661	$7,024	$20,331

The Company also has certain contractual arrangements in relation to certain investees that would require the Company to make payments or provide funding if certain circumstances occur (“contingent guarantees”). The Company does not expect that these contingent guarantees will result in any material amounts being paid by the Company in the foreseeable future. The timing of the amounts presented in the table below reflect when the maximum contingent guarantees will expire and does not indicate that the Company expects to incur an obligation to make payments during that time frame.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	As of June 30, 2009
		Amount of Guarantees Expiration Per Period
Contingent guarantees:	Total Amounts Committed	1 year	2 - 3 years	4 - 5 years	After 5 years
	(in millions)
Sports programming rights (d)	$471	$42	$135	$132	$162
Letters of credit and other	108	108	—	—	—

	$579	$150	$135	$132	$162

(a)

The Company leases transponders, office facilities, warehouse facilities, equipment and microwave transmitters used to carry broadcast signals. These leases, which are classified as operating leases, expire at certain dates through fiscal 2090. In addition, the Company leases various printing plants, which have leases that expire at various dates through fiscal 2095.

(b)

The Company’s contract with Major League Baseball (“MLB”) gives the Company rights to broadcast certain regular season and post season games, as well as exclusive rights to broadcast MLB’s World Series and All-Star Game through the 2013 MLB season.

Under the Company’s contract with the National Football League (“NFL”), remaining future minimum payments for program rights to broadcast certain football games are payable over the remaining term of the contract through fiscal 2014.

The Company’s contracts with the National Association of Stock Car Auto Racing (“NASCAR”) give the Company rights to broadcast certain races and ancillary content through calendar year 2014.

Under the Company’s contract with the Bowl Championship Series (“BCS”), remaining future minimum payments for program rights to broadcast the BCS are payable over the remaining term of the contract through fiscal 2010.

Under the Company’s contract with the Big Ten Conference, remaining future minimum payments for program rights to broadcast certain Big Ten Conference sporting events are payable over the remaining term of the contract through fiscal 2032.

In addition, the Company has certain other local sports broadcasting rights.

(c)	Includes obligations relating to third party printing contracts, television rating services, a distribution agreement and paper purchase obligations.
(d)

A joint-venture in which the Company owns a 50% equity interest, entered into an agreement for global programming rights. Under the terms of the agreement, the Company and the other joint-venture partner have jointly guaranteed the programming rights obligation.

In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” the total accrued benefit liability for pension and other postretirement benefit plans recognized as of June 30, 2009 was approximately $759 million (See Note 17 - Pensions and Other Postretirement Benefits). This amount is effected by, among other items, statutory funding levels, changes in plan demographics and assumptions, and investment returns on plan assets. Because of the current overall funded status of the Company’s material plans, the accrued liability does not represent expected near-term liquidity needs and, accordingly, this amount is not included in the contractual obligations table.

Contingencies

Intermix

On August 26, 2005 and August 30, 2005, two purported class action lawsuits captioned, respectively, Ron Sheppard v. Richard Rosenblatt et. al., and John Friedmann v. Intermix Media, Inc. et al., were filed in the California Superior Court, County of Los Angeles. Both lawsuits named as defendants all of the then incumbent members of the Intermix Board, including Mr. Rosenblatt, Intermix’s former Chief Executive Officer, and certain entities affiliated with VantagePoint Venture Partners (“VantagePoint”), a former major Intermix stockholder. The complaints alleged that, in pursuing the transaction whereby Intermix was to be acquired by FIM (the “FIM Transaction”) and approving the related merger agreement, the director defendants breached their fiduciary duties to Intermix stockholders by, among other things, engaging in self-dealing and failing to obtain the highest price reasonably available for Intermix and its stockholders. The complaints further alleged that the merger agreement resulted from a flawed process and that the defendants tailored the terms of the merger to advance their own interests. The FIM Transaction was consummated on September 30, 2005. The Friedmann and Sheppard lawsuits were subsequently consolidated and, on January 17, 2006, a consolidated amended complaint was filed (the “Intermix Media Shareholder Litigation”). The plaintiffs in the consolidated action sought various forms of declaratory relief, damages, disgorgement and fees and costs. On March 20, 2006, the court ordered that substantially identical claims

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

asserted in a separate state action filed by Brad Greenspan, captioned Greenspan v. Intermix Media, Inc., et al., be severed and related to the Intermix Media Shareholder Litigation. The defendants filed demurrers seeking dismissal of all claims in the Intermix Media Shareholder Litigation and the severed Greenspan claims. On October 6, 2006, the court sustained the demurrers without leave to amend. On December 13, 2006, the court dismissed the complaints and entered judgment for the defendants. Greenspan and plaintiffs in the Intermix Media Shareholder Litigation filed notices of appeal. The Court of Appeal heard arguments on the fully briefed appeal on October 23, 2008. On November 11, 2008, the Court of Appeal issued an unpublished opinion affirming Judge Kuhl’s dismissal on all counts. On December 19, 2008, shareholder appellants filed a Petition for Review with the California Supreme Court. After the lower court sustained the demurrers in the Intermix Media Shareholder Litigation, co-counsel for certain of plaintiffs moved for an award of attorney’s fees and costs under a common law substantial benefit theory. On October 4, 2007, the court granted the motion and denied defendants’ application to tax costs. After defendants filed a notice of appeal, the matter was resolved.

In November 2005, plaintiff in a derivative action captioned LeBoyer v. Greenspan et al. pending against various former Intermix directors and officers in the United States District Court for the Central District of California filed a First Amended Class and Derivative Complaint (the “Amended Complaint”). The original derivative action was filed in May 2003 and arose out of Intermix’s restatement of quarterly financial results for its fiscal year ended March 31, 2003. A substantially similar derivative action filed in Los Angeles Superior Court was dismissed based on inability of the plaintiffs to adequately plead demand futility. Plaintiff LeBoyer’s November 2005 Amended Complaint added various allegations and purported class claims arising out of the FIM Transaction that are substantially similar to those asserted in the Intermix Media Shareholder Litigation. The Amended Complaint also added as defendants the individuals and entities named in the Intermix Media Shareholder Litigation that were not already defendants in the matter. On October 16, 2006, the court dismissed the fourth through seventh claims for relief, which related to the 2003 restatement, finding that the plaintiff is precluded from relitigating demand futility. At the same time, the court asked for further briefing regarding plaintiffs’ standing to assert derivative claims based on the FIM Transaction, including for alleged violation of Section 14(a) of the Exchange Act, the effect of the state judge’s dismissal of the claims in the Greenspan case and the Intermix Media Shareholder Litigation on the remaining direct class action claims alleging breaches of fiduciary duty and other common law claims leading up to the FIM Transaction. The parties filed the requested additional briefing in which the defendants requested that the court stay the direct LeBoyer claims pending the resolution of any appeal in the Greenspan case and the Intermix Media Shareholder Litigation. By order dated May 22, 2007, the court granted defendants’ motion to dismiss the derivative claims arising out of the FIM Transaction, and denied the defendants’ request to stay the two remaining direct claims. As explained in more detail in the next paragraph, the court subsequently consolidated this case with the Brown v. Brewer action also pending before the court. On July 11, 2007, plaintiffs filed the consolidated first amended complaint under the Brown case title. See the discussion of Brown for the subsequent developments in the consolidated case.

On June 14, 2006, a purported class action lawsuit, captioned Jim Brown v. Brett C. Brewer, et al., was filed against certain former Intermix directors and officers in the United States District Court for the Central District of California. The plaintiff asserted claims for alleged violations of Section 14a of the Exchange Act and SEC Rule 14a-9, as well as control person liability under Section 20a. The plaintiff alleged that certain defendants disseminated false and misleading definitive proxy statements on two occasions: one on December 30, 2003 in connection with the shareholder vote on January 29, 2004 on the election of directors and ratification of financing transactions with certain entities of VantagePoint, and another on August 25, 2005 in connection with the shareholder vote on the FIM Transaction. The complaint named as defendants certain VantagePoint related entities, the former general counsel and the members of the Intermix Board who were incumbent on the dates of the respective proxy statements. Intermix was not named as a defendant, but has certain indemnity obligations to the former officer and director defendants in connection with these claims and allegations. On August 25, 2006, plaintiff amended his complaint to add certain investment banks (the “Investment Banks”) as defendants. Intermix has certain indemnity obligations to the Investment Banks as well. Plaintiff amended his complaint again on September 27, 2006, which defendants moved to dismiss. On February 9, 2007, the case was transferred to Judge George H. King, the judge assigned to the LeBoyer action, on the grounds that it raises substantially related questions of law and fact as LeBoyer, and would entail substantial duplication of labor if heard by different judges. On June 11, 2007, Judge King ordered the Brown case be consolidated with the LeBoyer action, ordered plaintiffs’ counsel to file a consolidated first amended complaint, and further ordered the parties to file a joint brief on defendants’ contemplated motion to dismiss the consolidated first amended complaint. On July 11, 2007, plaintiffs filed the consolidated first amended complaint, which defendants moved to dismiss. By order dated January 17, 2008, Judge King granted defendants’ motion to dismiss the 2003 proxy claims (concerning VantagePoint transactions) and the 2005 proxy claims (concerning the FIM Transaction), as well as a claim against the VantagePoint entities alleging unjust enrichment. The court found it unnecessary to rule on dismissal of the remaining claims, which are related to the 2005 FIM Transaction, because the dismissal disposed of those claims. On February 8, 2008, plaintiffs filed a consolidated Second Amended Complaint, which defendants moved to dismiss on February 28, 2008. By order dated July 15, 2008, the court granted in part and denied in part defendants’ motion

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

to dismiss. The 2003 claims and the claims against the Investment Banks were dismissed with prejudice. The Section 14a and Section 20a, as well as the breach of fiduciary duty claims related to the FIM Transaction, remain against the officer and director defendants and the VantagePoint defendants. On October 6, 2008, defendants filed a partial motion for summary judgment seeking dismissal of the Section 14a, Section 20 and state law disclosure claims. On November 10, 2008, Judge King denied the motion without prejudice. On November 14, 2008, plaintiff filed a motion for class certification to which defendants filed their opposition on January 14, 2009. On June 22, 2009, the court granted plaintiff’s motion for class certification, certifying a class of all holders of Intermix Media, Inc. common stock, from July 18, 2005 through consummation of the News Corporation merger, who were allegedly harmed by defendants’ improper conduct as set forth in the complaint. Fact discovery has been completed, and expert discovery is proceeding. Defendants are preparing a motion for summary judgment, which must be filed by October 13, 2009. No trial date has been set yet.

News America Marketing

On January 18, 2006, Valassis Communications, Inc. (“Valassis”) filed a complaint against News America Incorporated, News America Marketing FSI, LLC and News America Marketing Services, In-Store, LLC (collectively “News America”) in the United States District Court for the Eastern District of Michigan. Valassis alleges that News America possesses monopoly power in a claimed in-store advertising and promotions market (the “in-store market”) and has used that power to gain an unfair advantage over Valassis in a purported market for coupons distributed by free-standing inserts (“FSIs”). Valassis alleges that News America is attempting to monopolize the purported FSI market by leveraging its alleged monopoly power in the purported in-store market, thereby allegedly violating Section 2 of the Sherman Antitrust Act of 1890, as amended (the “Sherman Act”). Valassis further alleges that News America has unlawfully bundled the sale of in-store marketing products with the sale of FSIs and that such bundling constitutes unlawful tying in violation of Sections 1 and 3 of the Sherman Act. Additionally, Valassis alleges that News America is predatorily pricing its FSI products in violation of Section 2 of the Sherman Act. Valassis also asserts that News America violated various state antitrust statutes and has tortuously interfered with Valassis’ actual or expected business relationships. Valassis’ complaint seeks injunctive relief, damages, fees and costs. On April 20, 2006, News America moved to dismiss Valassis’ complaint in its entirety for failure to state a cause of action. On September 28, 2006, the Magistrate Judge issued a Report and Recommendation granting the motion. On October 16, 2006, Valassis filed an Amended Complaint, alleging the same causes of action. On November 17, 2006, News America answered the three federal antitrust claims and moved to dismiss the remaining nine state law claims. On March 23, 2007, the court granted News America’s motion and dismissed the nine state law claims. The parties engaged in discovery, which was combined with the California and Michigan state cases discussed below, and is now completed. The parties have exchanged expert reports and have filed summary judgment motions in the federal action. No hearing date has been set for the summary judgment motions. The assigned judge recused himself in February 2009 resulting in the previously set April 2009 trial date being taken off calendar. No new trial date has been set, and the new judge has said that the pending summary judgment motion will not be decided until after the trial in the Michigan state case. (See Note 24 – Subsequent Events)

On March 9, 2007, Valassis filed a two-count complaint in Michigan state court against News America. That complaint, which was based on the same factual allegations as the federal complaint discussed above, alleged that News America tortuously interfered with Valassis’ business relationships and that News America unfairly competed with Valassis. The complaint sought injunctive relief, damages, fees and costs. On May 4, 2007, News America filed a motion to dismiss or, in the alternative stay, that complaint. On August 14, 2007, the court denied the motion. On July 7, 2008, Valassis filed an Amended Complaint alleging the same causes of action, based on essentially the same factual allegations and seeking the same relief. News America moved to dismiss the Amended Complaint and on October 10, 2008, the court denied the motion. The parties completed discovery, which was combined with the federal case discussed above and the California state case discussed below. The court denied News America’s motion for summary judgment in January 2009. Trial commenced on May 27, 2009. On July 23, 2009, a jury in the Michigan state court returned a verdict in the amount of $300 million for Valassis. On August 7, 2009, the court entered judgment on the jury’s verdict and ordered that interest on the judgment will accrue from March 9, 2007, the date the state court complaint was filed, in a total amount to be calculated at the time of payment of the judgment. News America intends to file a motion for new trial. If that motion is denied, News America intends to appeal and post a bond for $25 million, the maximum bond required under Michigan law. Based on the Company’s review of the record in this case, including discussion with and analysis by counsel of the bases for News America’s appeal, the Company has determined that News America has a number of strong arguments available on appeal and, although there can be no assurance as to the ultimate outcome, the Company is confident that the judgment against News America will ultimately be reversed, or remanded for a new trial in which, the Company believes, News America would prevail. As a result, the Company has concluded that it is not probable that Valassis will ultimately prevail in this matter; therefore, the Company has not recorded any liability for this judgment.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On March 12, 2007, Valassis filed a three-count complaint in California state court against News America. That complaint, which is based on the same factual allegations as the federal complaint discussed above, alleges that News America has violated the Cartwright Act (California’s state antitrust law) by unlawfully tying its FSI products to its in-store products, has violated California’s Unfair Practices Act by predatorily pricing its FSI products, and has unfairly competed with Valassis. Valassis’ California complaint seeks injunctive relief, damages, fees and costs. On May 4, 2007, News America filed a motion to dismiss or, in the alternative stay, that complaint. On June 28, 2007, the court issued a tentative ruling denying the motion and reassigned the case to the Complex Litigation Program. On July 19, 2007, the court denied the motion. The California state court case was stayed pending the outcome of Michigan state court trial.

News America believes that all of the claims in each of the complaints filed by Valassis are without merit and it intends to defend itself vigorously. As noted above, the Company is confident that the judgment against News America in the Michigan state court litigation will ultimately be reversed, or remanded for a new trial in which, the Company believes, News America would prevail. (See Note 24 – Subsequent Events)

Other

Other than previously disclosed in the notes to these consolidated financial statements, the Company is party to several purchase and sale arrangements which become exercisable over the next ten years by the Company or the counter-party to the agreement. In the next twelve months, none of these arrangements that become exercisable are material. Purchase arrangements that are exercisable by the counter-party to the agreement, and that are outside the sole control of the Company are accounted for in accordance with EITF D-98. Accordingly, the fair values of such purchase arrangements are classified in Redeemable noncontrolling interests.

The Company experiences routine litigation in the normal course of its business. The Company believes that none of its pending litigation will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

The Company’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

NOTE 17. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

The Company participates in and/or sponsors pension and savings plans of various types in a variety of jurisdictions covering, in aggregate, substantially all employees. As of January 1, 2008, the major pension plans and medical plans are closed to new participants (with the exception of groups covered by collective bargaining agreements). The Company has a legally enforceable obligation to contribute to some plans and is not required to contribute to others. Non-U.S. plans include both employee contributory and employee non-contributory defined benefit plans and accumulation plans covering all eligible employees. The plans in the United States include both defined benefit pension plans and employee non-contributory and employee contributory accumulation plans covering all eligible employees. The Company makes contributions in accordance with applicable laws or contract terms in each jurisdiction in which the Company operates. The Company’s benefit obligation is calculated using several assumptions which the Company reviews on a regular basis.

The funded status of the plans can change from year to year but the assets of the funded plans has been sufficient to pay all benefits that came due in each of fiscal 2009, 2008 and 2007.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company uses a June 30 measurement date for all pension and postretirement benefit plans. The following table sets forth the change in the benefit obligation for the Company’s benefit plans:

	Pension benefits		Postretirement benefits
	As of June 30,
	2009	2008	2009	2008
	(in millions)
Projected benefit obligation, beginning of the year	$2,690	$2,392	$324	$139
Service cost	73	87	7	7
Interest cost	159	150	21	16
Acquisitions	—	234	—	203
Benefits paid	(122)	(139)	(17)	(11)
Actuarial gain (a)	(65)	(147)	(4)	(30)
Foreign exchange rate changes	(218)	38	(4)	—
Amendments, transfers and other	(16)	75	(51)	—

Projected benefit obligation, end of the year	2,501	2,690	276	324

Change in the fair value of plan assets for the Company’s benefit plans:
Fair value of plan assets, beginning of the year	2,348	2,287	—	—
Actual return on plan assets	(230)	(140)	—	—
Employer contributions	214	57	—	—
Acquisitions	—	167	—	—
Benefits paid	(122)	(139)	—	—
Foreign exchange rate changes	(196)	44	—	—
Amendments, transfers and other	4	72	—	—

Fair value of plan assets, end of the year	2,018	2,348	—	—

Funded status	$(483)	$(342)	$(276)	$(324)

(a)	Actuarial gains and losses primarily related to changes in the discount rate utilized in measuring plan obligations at June 30, 2009 and 2008.

Amounts recognized in the consolidated balance sheets consist of:

	Pension benefits		Postretirement benefits
	As of June 30,
	2009	2008	2009	2008
	(in millions)
Amounts recorded in the balance sheet:
Non-current pension assets	$—	$35	$—	$—
Accrued pension/postretirement liabilities	(483)	(377)	(276)	(324)

Net amount recognized	$(483)	$(342)	$(276)	$(324)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Amounts recognized in accumulated other comprehensive income consist of:

	Pension benefits		Postretirement benefits
	As of June 30,
	2009	2008	2009	2008
	(in millions)
Actuarial losses (gains)	$641	$433	$(13)	$(5)
Prior service cost (benefit)	22	15	(62)	(23)

Net amounts recognized	$663	$448	$(75)	$(28)

Amounts in accumulated other comprehensive income expected to be recognized as a component of net periodic pension cost in fiscal 2010:

	Pension benefits	Postretirement benefits
	As of June 30,
	2009	2009
	(in millions)
Actuarial losses (gains)	$42	$(1)
Prior service cost (benefit)	4	(15)

Net amounts recognized	$46	$(16)

Accumulated pension benefit obligations at June 30, 2009 and 2008 were $2,298 million and $2,461 million, respectively. Below is information about funded and unfunded pension plans.

	Funded Plans		Unfunded Plans
	As of June 30,
	2009	2008	2009	2008
	(in millions)
Projected benefit obligation	$2,254	$2,461	$247	$229
Accumulated benefit obligation	2,060	2,240	238	221
Fair value of plan assets	2,018	2,348	—	—

Below is information about pension plans in which the accumulated benefit obligation exceeds fair value of the plan assets.

	Funded Plans		Unfunded Plans
	As of June 30,
	2009	2008	2009	2008
	(in millions)
Projected benefit obligation	$1,177	$944	$247	$229
Accumulated benefit obligation	1,125	886	238	221
Fair value of plan assets	1,041	820	—	—

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The components of net periodic costs were as follows:

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2009	2008	2007	2009	2008	2007
	(in millions)
Components of net periodic costs:
Service cost benefits earned during the period	$73	$87	$70	$7	$7	$4
Interest costs on projected benefit obligations	159	150	122	21	16	8
Expected return on plan assets	(143)	(166)	(135)	—	—	—
Amortization of deferred losses	14	14	19	—	1	2
Other	11	7	(2)	(8)	(6)	(6)

Net periodic costs	$114	$92	$74	$20	$18	$8

	Pension benefits			Postretirement benefits
	For the years ended June 30,
	2009	2008	2007	2009	2008	2007

Additional information:

Weighted-average assumptions used to determine benefit obligations
Discount rate	7.0%	6.7%	6.0%	6.7%	6.9%	6.2%
Rate of increase in future compensation	5.1%	5.1%	5.0%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	6.7%	6.0%	5.9%	6.9%	6.2%	6.1%
Expected return on plan assets	7.0%	7.0%	7.0%	N/A	N/A	N/A
Rate of increase in future compensation	5.1%	5.0%	4.9%	N/A	N/A	N/A

N/A - not applicable

The following assumed health care cost trend rates at June 30 were also used in accounting for postretirement benefits:

	Postretirement benefits
	Fiscal 2009	Fiscal 2008
Health care cost trend rate	8.0%	8.8%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.1%
Year that the rate reaches the ultimate trend rate	2015	2015

Assumed health care cost trend rates could have a significant effect on the amounts reported for the postretirement health care plan. The effect of a one percentage point increase and one percentage point decrease in the assumed health care cost trend rate would have the following effects on the results for fiscal 2009:

	Service and interest costs	Benefit Obligation
	(in millions)
One percentage point increase	$3	$24
One percentage point decrease	(3)	(20)

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth the estimated benefit payments for the next five fiscal years, and in aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same assumptions used to measure the Company’s benefit obligation at the end of the fiscal year and include benefits attributable to estimated future employee service:

	Expected benefit payments
	Pension benefits	Postretirement benefits
	(in millions)
Fiscal year:
2010	$131	$17
2011	120	18
2012	130	19
2013	134	19
2014	137	20
2015-2019	808	114

The above table shows expected benefits payments for the postretirement benefits after adjusting for U.S. Medicare subsidy receipts. The annual receipts are expected to range from $1 to $2 million.

The Company’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits while maintaining adequate funding levels. The Company’s practice is to conduct a periodic strategic review of its asset allocation. The Company’s current broad strategic targets are to have a pension asset portfolio comprising of 54% equity securities, 38% fixed income securities, 1% in real estate and 7% in cash and other instruments. In developing the expected long-term rate of return, the Company considered the pension asset portfolio’s past average rate of returns and future return expectations of the various asset classes. A portion of the other allocation is reserved in short-term cash to provide for expected benefits to be paid in short term. The Company’s equity portfolios are managed in such a way as to achieve optimal diversity. The Company’s fixed income portfolio is investment grade in the aggregate. The Company does not manage any assets internally.

The Company’s benefit plan weighted-average asset allocations, by asset category, are as follows:

	Pension benefits
	As of June 30,
	2009	2008
Asset Category:
Equity securities	41%	54%
Debt securities	39%	41%
Real estate	1%	1%
Cash and other	19%	4%

Total	100%	100%

The Company contributes to multi-employer plans that provide pension and health and welfare benefits to certain employees under collective bargaining agreements. The contributions to these plans were $120 million, $116 million and $114 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively. In addition, the Company has defined contribution plans for the benefit of substantially all employees meeting certain eligibility requirements. Employer contributions to such plans were $199 million, $186 million and $115 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively.

The Company expects to continue making discretionary contributions to the plans during fiscal 2010 and in aggregate the pension contributions are expected to be approximately $55 million.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18. INCOME TAXES

(Loss) income before income tax expense was attributable to the following jurisdictions:

	For the years ended June 30,
	2009	2008	2007
	(in millions)
United States (including exports)	$(5,501)	$6,332	$4,586
Foreign	(38)	989	720

(Loss) income before income tax expense	$(5,539)	$7,321	$5,306

Significant components of the Company’s (benefit) provision for income taxes were as follows:

	For the years ended June 30,
	2009	2008	2007
	(in millions)
Current:
United States
Federal	$675	$918	$281
State & local	127	102	69
Foreign	303	480	390

Total current	1,105	1,500	740

Deferred	(3,334)	303	1,074

Total (benefit) provision for income taxes	$(2,229)	$1,803	$1,814

The reconciliation of income tax attributable to continuing operations computed at the statutory rate to income tax expense was:

	For the years ended June 30,
	2009	2008	2007
US federal income tax rate	35%	35%	35%
Tax free Exchange (a)	—	(11)	—
Sale of interest in subsidiaries	7	—	—
State and local taxes	(1)	1	1
Effect of foreign taxes	(1)	1	2
Resolution of tax matters	19	—	(2)
Non-deductible goodwill on asset impairment (b)	(26)	—	—
Change in valuation allowance	3	(1)	(1)
Other	4	—	(1)

Effective tax rate	40%	25%	34%

(a)	See Note 3 – Acquisitions, Disposals and Other Transactions.
(b)	See Note 9 – Goodwill and Other Intangible Assets

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following is a summary of the components of the deferred tax accounts:

	As of June 30,
	2009	2008
	(in millions)
Deferred tax assets:
Net operating loss carryforwards	$459	$570
Capital loss carryforwards	1,094	1,124
Accrued liabilities	536	521

Total deferred tax assets	2,089	2,215

Deferred tax liabilities, net:
Basis difference and amortization	(3,042)	(5,115)
Revenue recognition	(289)	(234)
Sports rights contracts	(236)	(192)
Other	(282)	(576)

Total deferred tax liabilities	(3,849)	(6,117)

Net deferred tax liabilities before valuation allowance	(1,760)	(3,902)
Less: valuation allowance	(1,370)	(1,406)

Net deferred tax liabilities	$(3,130)	$(5,308)

The Company had net current deferred tax assets of $3 million and $4 million at June 30, 2009 and 2008, respectively, and non-current deferred tax assets of $143 million and $144 million at June 30, 2009 and 2008, respectively. The Company also had non-current deferred tax liabilities of $3,276 million and $5,456 million at June 30, 2009 and 2008, respectively.

At June 30, 2009, the Company had approximately $1.3 billion of net operating and $3.6 billion of capital loss carryforwards available to offset future taxable income. The majority of these net operating loss carryforwards, if not utilized to reduce taxable income in future periods, will expire in varying amounts between fiscal 2010 and 2026, with a significant portion, approximately $600 million relating to foreign operations, expiring within the next three fiscal years. While approximately $1 billion of the capital loss carryforwards expire in three years, the remaining capital loss carryforwards are in jurisdictions where they do not expire. In assessing the realizability of deferred tax assets, management evaluates a variety of factors in considering whether it is more likely than not that some portion or all of the deferred tax assets will ultimately be realized. Management considers earnings expectations, the existence of taxable temporary differences, tax planning strategies, and the periods in which estimated losses can be utilized. Based upon this analysis, management has concluded that it is more likely than not that the Company will not realize all of the benefits of its deferred tax assets. In particular, this is due to the uncertainty of generating capital gains, as well as generating taxable income within the requisite period in various foreign jurisdictions and the uncertainty of fully utilizing the capital losses and net operating losses before they expire through tax planning strategies or reversing taxable temporary differences in the foreseeable future. Accordingly, valuation allowances of $1.4 billion have been established to reflect the expected realization of the deferred tax assets as of June 30, 2009 and 2008.

The following table sets forth the change in the accrual for uncertain tax positions, excluding interest and penalties:

	For the year ended June 30,
	2009	2008
	(in millions)
Beginning of period	$1,783	1,934
Additions for prior year tax positions	7	223
Reduction for prior year tax positions	(1,332)	(374)

Balance, end of period	$458	$1,783

The Company recognizes interest and penalty charges related to unrecognized tax benefits as income tax expense, which is consistent with the recognition in prior reporting periods. The Company had recorded liabilities for accrued interest of $111 million and $342 million as of June 30, 2009 and 2008, respectively.

The Company is subject to tax in various domestic and international jurisdictions and, as a matter of ordinary course, the Company is regularly audited by Federal, state and foreign tax authorities. During the fiscal year ended June 30, 2009, certain audits were completed. Due to the completion of these audits, certain tax matters were resolved, including the amounts of certain deductions. As a

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

result, the Company has reduced its accrual for uncertain tax positions, net of an increase in current liabilities, by approximately $1.1 billion (including interest) as of June 30, 2009 and has recognized a non-cash tax benefit of approximately $1.1 billion for the fiscal year ended June 30, 2009. The Company has reclassified approximately $300 million into current income taxes payable with respect to adjustments from these audits.

The Company believes it has appropriately accrued for the expected outcome of all other pending tax matters and does not currently anticipate that the ultimate resolution of other pending tax matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity. Of the total unrecognized tax benefits at June 30, 2009 of $458 million, approximately $384 million would affect the Company’s effective income tax rate, if and when recognized in future fiscal years.

The Company does not presently anticipate such uncertain income tax positions will significantly increase or decrease in the next 12 months; however, actual developments in this area could differ from those currently expected.

The Internal Revenue Service has commenced examining the Company’s returns for the period ending June 30, 2005 and fiscal years 2006 and 2007. Additionally, the Company’s income tax returns for the years 2000 through 2008 are subject to examination in various foreign jurisdictions.

The Company has not provided for possible U.S. taxes on the undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely. Calculation of the unrecognized deferred tax liability for temporary differences related to these earnings is not practicable. Undistributed earnings of foreign subsidiaries considered to be indefinitely reinvested amounted to approximately $5.3 billion at June 30, 2009.

NOTE 19. SEGMENT INFORMATION

The Company is a diversified global media company, which manages and reports its businesses in eight segments. During the first quarter of fiscal 2010, the Company reclassified STAR, which develops, produces and distributes television programming in Asia, from the Television segment to the Cable Network Programming segment. This reclassification was the result of a restructuring to combine the sales and distribution operations of the STAR channels with those of the Company’s other international cable businesses. In addition, the Magazines and Inserts segment has been renamed the Integrated Marketing Services segment. The Company has revised its segment information for prior fiscal years to conform to the fiscal 2010 presentation. The Company’s eight segments are:

•

Filmed Entertainment, which principally consists of the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

•

Television, which, principally consists of the broadcasting of network programming in the United States and the operation of 27 full power broadcast television stations, including nine duopolies, in the United States (Of these stations, 17 are affiliated with the FOX network, and ten are affiliated with the MyNetworkTV network).

•

Cable Network Programming, which principally consists of the production and licensing of programming distributed through cable television systems and direct broadcast satellite operators primarily in the United States, Latin America, Europe and Asia.

•	Direct Broadcast Satellite Television, which consists of the distribution of basic and premium programming services via satellite and broadband directly to subscribers in Italy.

•

Integrated Marketing Services, which principally consists of the publication of free-standing inserts, which are promotional booklets containing consumer offers distributed through insertion in local Sunday newspapers in the United States, and the provision of in-store marketing products and services, primarily to consumer packaged goods manufacturers in the United States and Canada.

•

Newspapers and Information Services, which principally consists of the publication of four national newspapers in the United Kingdom, the publication of approximately 146 newspapers in Australia, the publication of a metropolitan newspaper and a national newspaper (with international editions) in the United States and the provision of information services.

•	Book Publishing, which principally consists of the publication of English language books throughout the world.

•

Other, which principally consists of FIM, which operates the Company’s Internet activities, and News Outdoor, an advertising business which offers display advertising in outdoor locations primarily throughout Russia and Eastern Europe.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Company’s operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measures are segment operating income (loss) and segment operating income (loss) before depreciation and amortization.

Segment operating income (loss) does not include: Impairment and restructuring charges, equity earnings (losses) of affiliates, interest expense, net, interest income, other, net, income tax expense and net income attributable to noncontrolling interests. The Company believes that information about segment operating income (loss) assists all users of the Company’s consolidated financial statements by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insight into both operations and the other factors that affect reported results.

Segment operating income (loss) before depreciation and amortization is defined as segment operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income (loss) before depreciation and amortization.

Total segment operating income and segment operating income (loss) before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income (loss) before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income (loss) before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business. Total segment operating income and segment operating income (loss) before depreciation and amortization provide management, investors and equity analysts measures to analyze operating performance of the Company’s business and its enterprise value against historical data and competitors’ data, although historical results, including total segment operating income and segment operating income (loss) before depreciation and amortization, may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	For the years ended June 30,
	2009	2008	2007
	(in millions)
Revenues:
Filmed Entertainment	$5,936	$6,699	$6,734
Television	4,051	5,190	5,164
Cable Network Programming	6,131	5,610	4,443
Direct Broadcast Satellite Television	3,760	3,749	3,076
Integrated Marketing Services	1,168	1,124	1,119
Newspapers and Information Services	5,858	6,248	4,486
Book Publishing	1,141	1,388	1,347
Other	2,378	2,988	2,286

Total revenues	$30,423	$32,996	$28,655

Segment operating income (loss):
Filmed Entertainment	$848	$1,246	$1,225
Television	191	1,039	872
Cable Network Programming	1,653	1,356	1,180
Direct Broadcast Satellite Television	393	419	221
Integrated Marketing Services	353	352	335
Newspapers and Information Services	466	786	677
Book Publishing	17	160	159
Other	(363)	(84)	(193)

Total segment operating income	3,558	5,274	4,476
Impairment and restructuring charges	(9,208)	(19)	(24)
Equity (losses) earnings of affiliates	(309)	327	1,019
Interest expense, net	(927)	(926)	(843)
Interest income	91	246	319
Other, net	1,256	2,419	359

(Loss) income before income tax expense	(5,539)	7,321	5,306
Income tax benefit (expense)	2,229	(1,803)	(1,814)

Net (loss) income	(3,310)	5,518	3,492
Less: Net income attributable to noncontrolling interests	(68)	(131)	(66)

Net (loss) income attributable to News Corporation stockholders	$(3,378)	$5,387	$3,426

Intersegment revenues, generated primarily by the Filmed Entertainment segment, of approximately $910 million, $842 million and $1,030 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, have been eliminated within the Filmed Entertainment segment. Intersegment operating (loss) profit generated primarily by the Filmed Entertainment segment of approximately $(4) million, $23 million and $5 million for the fiscal years ended June 30, 2009, 2008 and 2007, respectively, have been eliminated within the Filmed Entertainment segment.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	For the year ended June 30, 2009
	Segment operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Segment operating income (loss) before depreciation and amortization
	(in millions)
Filmed Entertainment	$848	$92	$—	$940
Television	191	89	—	280
Cable Network Programming	1,653	137	88	1,878
Direct Broadcast Satellite Television	393	227	—	620
Integrated Marketing Services	353	10	—	363
Newspapers and Information Services	466	319	—	785
Book Publishing	17	9	—	26
Other	(363)	255	—	(108)

Total	$3,558	$1,138	$88	$4,784

	For the year ended June 30, 2008
	Segment operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Segment operating income before depreciation and amortization
	(in millions)
Filmed Entertainment	$1,246	$88	$—	$1,334
Television	1,039	88	—	1,127
Cable Network Programming	1,356	102	80	1,538
Direct Broadcast Satellite Television	419	228	—	647
Integrated Marketing Services	352	8	—	360
Newspapers and Information Services	786	433	—	1,219
Book Publishing	160	9	—	169
Other	(84)	251	—	167

Total	$5,274	$1,207	$80	$6,561

	For the year ended June 30, 2007
	Segment operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Segment operating income (loss) before depreciation and amortization
	(in millions)
Filmed Entertainment	$1,225	$85	$—	$1,310
Television	872	82	—	954
Cable Network Programming	1,180	67	77	1,324
Direct Broadcast Satellite Television	221	191	—	412
Integrated Marketing Services	335	8	—	343
Newspapers and Information Services	677	284	—	961
Book Publishing	159	8	—	167
Other	(193)	154	—	(39)

Total	$4,476	$879	$77	$5,432

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	For the years ended June 30,
	2009	2008	2007
	(in millions)
Depreciation and amortization
Filmed Entertainment	$92	$88	$85
Television	89	88	82
Cable Network Programming	137	102	67
Direct Broadcast Satellite Television	227	228	191
Integrated Marketing Services	10	8	8
Newspapers and Information Services	319	433	284
Book Publishing	9	9	8
Other	255	251	154

Total depreciation and amortization	$1,138	$1,207	$879

Capital expenditures:
Filmed Entertainment	$65	$94	$85
Television	103	89	114
Cable Network Programming	151	249	103
Direct Broadcast Satellite Television	173	239	199
Integrated Marketing Services	16	7	10
Newspapers and Information Services	381	449	544
Book Publishing	19	23	23
Other	193	293	230

Total capital expenditures	$1,101	$1,443	$1,308

	As of June 30,
	2009	2008
	(in millions)
Total assets:
Filmed Entertainment	$7,042	$7,122
Television	6,378	11,715
Cable Network Programming	11,688	11,009
Direct Broadcast Satellite Television	2,647	2,589
Integrated Marketing Services	1,346	1,328
Newspapers and Information Services	10,741	14,574
Book Publishing	1,582	1,696
Other	8,740	8,991
Investments	2,957	3,284

Total assets	$53,121	$62,308

Goodwill and Intangible assets, net:
Filmed Entertainment	$1,917	$1,948
Television	4,310	9,514
Cable Network Programming	6,912	6,664
Direct Broadcast Satellite Television	617	691
Integrated Marketing Services	1,034	1,009
Newspapers and Information Services	6,050	9,334
Book Publishing	511	508
Other	1,956	3,412

Total goodwill and intangibles assets, net	$23,307	$33,080

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Geographic Segments

	For the years ended June 30,
	2009	2008	2007
	(in millions)
Revenues:
United States and Canada (1)	$16,686	$16,987	$15,282
Europe (2)	9,331	10,757	9,073
Australasia and Other (3)	4,406	5,252	4,300

Total revenues	$30,423	$32,996	$28,655

(1)	Revenues include approximately $16.2 billion, $16.4 billion and $14.8 billion from customers in the United States in fiscal 2009, 2008 and 2007, respectively.
(2)

Revenues include approximately $2.9 billion, $3.7 billion and $3.6 billion from customers in the United Kingdom in fiscal 2009, 2008 and 2007, respectively, as well as approximately $4.0 billion, $4.1 billion and $3.4 billion from customers in Italy in fiscal 2009, 2008 and 2007, respectively.

(3)	Revenues include approximately $2.5 billion, $3.2 billion and $2.5 billion from customers in Australia in fiscal 2009, 2008 and 2007, respectively.

	As of June 30,
	2009	2008
	(in millions)
Long-Lived Assets:
United States and Canada	$25,319	$33,511
Europe	6,035	7,893
Australasia and Other	5,931	6,542

Total long-lived assets	$37,285	$47,946

There is no material reliance on any single customer. Revenues are attributed to countries based on location of customers.

Australasia comprises Australia, Asia, Fiji, Papua New Guinea and New Zealand.

NOTE 20. EARNINGS PER SHARE

Prior to fiscal 2008, earnings per share (“EPS”) was computed individually for the Class A Common Stock and Class B Common Stock and net income was apportioned to both Class A stockholders and Class B stockholders on a ratio of 1.2 to 1, respectively, in accordance with the rights of the stockholders as described in the Company’s Restated Certificate of Incorporation. In order to give effect to this apportionment when determining EPS, the weighted average Class A Common Stock was increased by 20% (the “Adjusted Class”) and was then compared to the sum of the weighted average Class B Common Stock and the weighted average Adjusted Class. The resulting percentage was then applied to the Net income to determine the apportionment for the Class A stockholders, with the balance attributable to the Class B stockholders. Subsequent to the final fiscal 2007 dividend, shares of Class A Common Stock no longer carry the right to a greater dividend than shares of Class B Common Stock and, therefore, Net income is allocated equally to Class A and Class B stockholders. Accordingly, since the apportionment of earnings has been eliminated as required by the Company’s Restated Certificate of Incorporation, the Company has presented the earnings of Class A Common Stock and Class B Common Stock as a single class since fiscal 2008.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following tables set forth the computation of basic and diluted earnings per share under SFAS No. 128, “Earnings per Share” (“SFAS No. 128”):

	For the years ended June 30,
	2009	2008	2007
	(in millions)

Net (loss) income available to News Corporation stockholders—basic	$(3,378)	$5,387	$3,426
Other	—	(1)	(5)

Net (loss) income available to News Corporation stockholders—diluted	$(3,378)	$5,386	$3,421

	For the year ended June 30,
	2009	2008
	(in millions, except per share amounts)

Weighted average shares—basic	2,613	2,955
Shares issuable under equity based compensation plans (1)	—	16

Weighted average shares—diluted	2,613	2,971

(Loss) earnings per share attributable to News Corporation stockholders—basic:	$(1.29)	$1.82

(Loss) earnings per share attributable to News Corporation stockholders—diluted:	$(1.29)	$1.81

(1)

Weighted average common shares outstanding includes the incremental shares that would be issued upon the assumed exercise of stock options and vesting of restricted stock units if the effect is dilutive. Because the Company had a loss from continuing operations in fiscal 2009, no potentially dilutive securities were included in the denominator for computing dilutive earnings per share, since their impact on earnings per share from continuing operations would be anti-dilutive. In accordance with SFAS No. 128, the same shares are used to compute all earnings per share amounts. For the fiscal year ended June 30, 2009, approximately 2 million shares that could potentially dilute basic earnings per share in the future were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive.

	For the year ended June 30, 2007
	Class A	Class B	Total
	(in millions, except per share amounts)
Allocation of income—basic:
Net income available to News Corporation stockholders	$2,484	$942	$3,426

Weighted average shares used in income allocation	2,604	987	3,591

Allocation of income—diluted:
Net income available to News Corporation stockholders	$2,487	$934	$3,421

Weighted average shares used in income allocation	2,629	987	3,616

Weighted average shares—basic	2,170	987	3,157
Shares issuable under equity based compensation plans	21	—	21

Weighted average shares—diluted	2,191	987	3,178

Earnings per share attributable to News Corporation stockholders—basic and diluted:	$1.14	$0.95

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 21. QUARTERLY DATA (UNAUDITED)

	For the three months ended
	September 30,	December 31,	March 31,	June 30,
	(in millions, except per share amounts)

Fiscal 2009 (b)
Revenues	$7,509	$7,871	$7,373	$7,670
Net income (loss) attributable to News Corporation stockholders	515	(6,417)	2,727	(203)

Earnings (loss) per share attributable to News Corporation stockholders—basic and diluted	$0.20	$(2.45)	$1.04	$(0.08)

Stock prices (a)
Class A—High	$14.84	$11.92	$9.85	$10.61
Class A—Low	$11.77	$5.47	$4.99	$6.48

Class B—High	$15.25	$12.08	$10.50	$12.07
Class B—Low	$12.07	$5.91	$5.65	$7.52

Fiscal 2008
Revenues	$7,067	$8,590	$8,750	$8,589
Net income attributable to News Corporation stockholders	732	832	2,694	1,129

Earnings per share attributable to News Corporation stockholders—basic	$0.23	$0.27	$0.92	$0.43
Earnings per share attributable to News Corporation stockholders—diluted	$0.23	$0.27	$0.91	$0.43

Stock prices (a)
Class A—High	$22.80	$23.04	$20.10	$19.63
Class A—Low	$19.78	$19.73	$17.87	$15.43

Class B—High	$24.57	$24.50	$20.70	$20.17
Class B—Low	$21.09	$20.49	$18.28	$15.73

(a)

The stock prices reflect the reported high and low closing sales prices for the Class A Common Stock and Class B Common Stock. Since December 29, 2008, the Class A Common Stock and Class B Common Stock have been listed and traded on The NASDAQ Global Select Market, its principal market, under the symbols “NWSA” and “NWS”, respectively. Prior to December 29, 2008, the Class A Common Stock and Class B Common Stock were listed and traded on the New York Stock Exchange under the symbols “NWS.A” and “NWS”, respectively.

(b)

In the quarter ended June 30, 2009, the Company recorded an impairment charge of $452 million (See Note 9 – Goodwill and Other Intangible Assets) and a restructuring charge of $228 million (See Note 4 – Restructuring Programs).

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 22. VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of year	Additions	Acquisitions and disposals	Utilization	Foreign exchange	Balance at end of year
	(in millions)
Fiscal 2009
Allowances for returns and doubtful accounts	$(1,089)	$(1,498)	$—	$1,377	$52	$(1,158)
Deferred tax valuation allowance	(1,406)	(128)	—	164	—	(1,370)
Fiscal 2008
Allowances for returns and doubtful accounts	(1,102)	(1,365)	(13)	1,446	(55)	(1,089)
Deferred tax valuation allowance	(1,562)	(344)	—	500	—	(1,406)
Fiscal 2007
Allowances for returns and doubtful accounts	(1,068)	(1,691)	(7)	1,701	(37)	(1,102)
Deferred tax valuation allowance	(1,877)	(3)	—	318	—	(1,562)

NOTE 23. ADDITIONAL FINANCIAL INFORMATION

Supplemental Cash Flow Information

	For the years ended June 30,
	2009	2008	2007
	(in millions)
Supplemental cash flow information:
Cash paid for income taxes	$(1,192)	$(1,867)	$(969)
Cash paid for interest	(871)	(873)	(744)
Sale of other investments	14	12	64
Purchase of other investments	(90)	(137)	(392)

Supplemental information on businesses acquired:
Fair value of assets acquired	650	8,401	1,596

Cash acquired	3	94	96
Less: Liabilities assumed	97	(2,443)	(408)
Noncontrolling interests decrease (increase)	62	(202)	(135)
Cash paid	(812)	(5,654)	(1,149)

Fair value of equity instruments issued to third parties	—	196	—
Issuance of subsidiary common units	—	165	—

Fair value of equity instruments consideration	$—	$31	$—

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table sets forth the components of Other, net included in the accompanying consolidated statements of operations:

	For the years ended June 30,
	2009	2008	2007
	(in millions)

Gain on sale of NDS shares (a)	$1,249	$—	$—
Gain on the sale of the Stations (a)	232	—	—
Loss on the sale of Polish television broadcaster (a)	(100)	—	—
Gain on the Exchange (a)	—	1,676	—
Gain on sale of UK land (a)	—	126	—
Gain on sale of Fox Sports Net Bay Area (b)	—	208	—
Gain on sale of China Network Systems (b)	6	133	—
Gain on sale of Gemstar (b)	—	112	—
Gain on sale of Sky Brasil (b)	—	—	261
Gain on sale of Phoenix (b)	—	—	136
Termination of Participation rights agreement (a)	—	—	97
Impairment of cost based investments (b)	(113)	(125)	(2)
Change in fair value of Exchangeable securities (c)	77	307	(126)
Other	(95)	(18)	(7)

Total Other, net	$1,256	$2,419	$359

(a)	See Note 3 – Acquisitions, Disposals and Other Transactions
(b)	See Note 6 – Investments
(c)

The Company has certain outstanding exchangeable debt securities which contain embedded derivatives. Pursuant to SFAS No. 133, these embedded derivatives are not designated as hedges and, as such, changes in their fair value are recognized in Other, net in the consolidated statements of operations. A significant variance in the price of the underlying stock could have a material impact on the operating results of the Company. (See Note 11 – Exchangeable Securities)

NOTE 24. SUBSEQUENT EVENTS

In the preparation of its consolidated financial statements, the Company originally considered subsequent events through August 12, 2009, which was the date the Company’s consolidated financial statements were issued. As a result of the Company filing a Form 8-K, financial statements and other affected financial information for the periods included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 have been updated to reflect retrospective adjustments resulting from (1) the changes in the Company’s segment reporting as a result of STAR being reported in the Cable Network Programming segment, (2) the change in presentation of its consolidated statements of operations for the elimination of the caption “Operating (loss) income”, (3) the adoption of SFAS No. 160 and (4) certain explanatory disclosures. Accordingly, the Company has updated its consideration of subsequent events through February 12, 2010.

As mentioned in the preceding paragraph, the Company adopted SFAS No. 160 on July 1, 2009. SFAS No. 160 required the presentation and disclosure requirements for existing minority interests to be applied retrospectively. The Company’s financial statements reflect the presentation and disclosure requirements for all periods presented. All other requirements of SFAS No. 160 are to be applied prospectively. The effects of the initial adoption of SFAS No. 160 on the Company’s consolidated balance sheets as of June 30, 2009 and 2008 was that Minority interest in subsidiaries has been separated into two accounts: Redeemable noncontrolling interests of $343 million and $363 million, respectively, and Noncontrolling interests of $408 million and $631 million, respectively. The effect of the adoption on the consolidated statements of operations was that Minority interest in subsidiaries, net of tax is now presented as Net income attributable to noncontrolling interests. In addition, in the consolidated statements of cash flows, Purchase of subsidiary shares from noncontrolling interest is now classified as a financing activity whereas it was previously included as an investing activity as part of Acquisitions, net of cash acquired.

In August 2009, the Company declared a dividend of $0.06 per share on both its Class A Common Stock and Class B Common Stock, which was paid in October 2009 to stockholders of record on September 9, 2009. The related total aggregate dividend paid to stockholders in October 2009 was approximately $157 million.

During the first quarter of fiscal 2010, the Company renewed its rights to broadcast Italy’s National League Football through fiscal 2012. The Company expects to pay approximately $1.7 billion over the term of the agreement.

On August 25, 2009, NAI, a 100% owned subsidiary of the Company as defined in Rule 3-10(h) of Regulation S-X, entered into an indenture, with the Company, as Guarantor, and The Bank of New York Mellon, as Trustee (the “Indenture”). In August 2009, NAI issued $400 million of 5.65% Senior Notes due 2020 and $600 million of 6.90% Senior Notes due 2039. The net proceeds received of approximately $989 million will be used for general corporate purposes. These notes were issued under the Indenture.

During the second quarter of fiscal 2010, the Company entered into a long-term supply contract pursuant to which the Company will purchase ink for its newspaper printing facilities in the United Kingdom from a third party through fiscal 2022. The Company will pay approximately $400 million over the term of the contract.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In December 2009, the Company announced that it had entered into an agreement with Sky Deutschland to subscribe to up to 49 million in newly registered shares of Sky Deutschland pursuant to a capital increase. Sky Deutschland completed this capital increase in January 2010 and, accordingly, the Company purchased 49 million newly registered shares of Sky Deutschland at a price of €2.25 per new share for an aggregate cost of approximately $158 million. As a result, News Corporation’s stake in Sky Deutschland increased to approximately 45%.

In January 2010, the Company sold its 33% interest in STOXX, Ltd. (“STOXX”), a European market index provider, for approximately $300 million in cash and additional consideration of up to approximately $40 million conditioned upon STOXX achieving specific performance objectives.

As a result of pretrial proceedings and negotiations that occurred in late January 2010 related to the complaint filed against News America in the United States District Court for the Eastern District of Michigan, on January 30, 2010, the Company announced that News America had reached a settlement agreement with Valassis pursuant to which all claims filed by Valassis in all matters have been dismissed with prejudice. The United States District Court for the Eastern District of Michigan oversaw the settlement discussions and approved the terms of the settlement. As part of the settlement, News America paid Valassis $500 million and entered into a ten-year shared mail distribution agreement with Valassis Direct Mail, a Valassis subsidiary. Additionally, the parties also have agreed to a process by which the United States District Court for the Eastern District of Michigan may assess certain future business practices of News America and Valassis. In connection with the settlement, the federal court case has been dismissed with prejudice. In addition, the judgment in the Michigan state court case from July 2009 has been satisfied with all related appeals dismissed, and the California state court case has been dismissed with prejudice. As a result of the settlement, the Company has recorded a charge of $500 million in the second quarter of fiscal 2010. The cost of the new distribution agreement, which will be entered into on a fair value basis, will be accounted for prospectively, consistent with the accounting for other similar agreements.

In February 2010, the Company declared a dividend of $0.075 per share on both of its Class A Common Stock and Class B Common Stock, which is payable on April 14, 2010. The record date for determining dividend entitlements is March 10, 2010.

In February 2010, Dow Jones announced that it had entered into an agreement with CME Group Inc. (“CME”) to form a joint venture to operate a global financial index service business. Pursuant to the agreement, Dow Jones and CME will own 10% and 90%, respectively, of the joint venture, to which Dow Jones will contribute its Dow Jones Indexes business valued at $675 million and CME will contribute a business which provides certain market data services valued at $608 million. Dow Jones will retain a key role in the management of the Dow Jones Industrial Average. The new joint venture will raise approximately $613 million in third-party debt that will be used to a pay a $608 million distribution to Dow Jones.

NOTE 25. SUPPLEMENTAL GUARANTOR INFORMATION

In May 2007, NAI, a 100% owned subsidiary of the Company as defined in Rule 3-10(h) of Regulation S-X, entered into the Credit Agreement. The Credit Agreement provides a $2.25 billion unsecured revolving credit facility with a sub-limit of $600 million available for the issuance of letters of credit. NAI may request an increase in the amount of the credit facility up to a maximum amount of $2.5 billion. Borrowings are in U.S. dollars only, while letters of credit are issuable in U.S. dollars or Euros. The significant terms of the agreement include the requirement that the Company maintain specific leverage ratios and limitations on secured indebtedness. The Company pays a facility fee of 0.08% regardless of facility usage. The Company pays interest for borrowings at LIBOR plus 0.27% and pays commission fees on letters of credit at 0.27%. The Company pays an additional fee of 0.05% if borrowings under the facility exceed 50% of the committed facility. The interest and fees are based on the Company’s current debt rating. The maturity date is in May 2012, however, NAI may request that the Lenders’ commitments be renewed for up to two additional one year periods.

The Parent Guarantor presently guarantees the senior public indebtedness of NAI and the guarantee is full and unconditional. The supplemental condensed consolidating financial information of the Parent Guarantor should be read in conjunction with these consolidated financial statements.

In accordance with rules and regulations of the SEC, the Company uses the equity method to account for the results of all of the non-guarantor subsidiaries, representing substantially all of the Company’s consolidated results of operations, excluding certain intercompany eliminations.

The following condensed consolidating financial statements present the results of operations, financial position and cash flows of NAI, the Company and the subsidiaries of the Company and the eliminations and reclassifications necessary to arrive at the information for the Company on a consolidated basis.

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental Condensed Consolidating Statement of Operations

For the year ended June 30, 2009

(US$ in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries

Revenues	$6	$—	$30,417	$—	$30,423
Expenses	(297)	—	(35,776)	—	(36,073)
Equity earnings (losses) of affiliates	5	—	(314)	—	(309)
Interest expense, net	(2,728)	(1,090)	(115)	3,006	(927)
Interest income	206	—	2,891	(3,006)	91
Earnings (losses) from subsidiary entities	1,434	(2,274)	—	840	—
Other, net	83	(14)	1,187	—	1,256

(Loss) income before income tax expense	(1,291)	(3,378)	(1,710)	840	(5,539)
Income tax benefit (expense)	519	—	688	1,022	2,229

Net (loss) income	(772)	(3,378)	(1,022)	1,862	(3,310)
Less: Net income attributable to noncontrolling interests	—	—	(68)	—	(68)

Net (loss) income attributable to News Corporation stockholders	$(772)	$(3,378)	$(1,090)	$1,862	$(3,378)

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental Condensed Consolidating Statement of Operations

For the year ended June 30, 2008

(US$ in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries

Revenues	$7	$—	$32,989	$—	$32,996
Expenses	(343)	—	(27,398)	—	(27,741)
Equity earnings of affiliates	5	—	322	—	327
Interest expense, net	(2,287)	(660)	(622)	2,643	(926)
Interest Income	841	27	2,021	(2,643)	246
Earnings (losses) from subsidiary entities	2,213	4,367	—	(6,580)	—
Other, net	561	1,653	205	—	2,419

Income (loss) before income tax expense	997	5,387	7,517	(6,580)	7,321
Income tax (expense) benefit	(245)	—	(1,851)	293	(1,803)

Net income (loss)	752	5,387	5,666	(6,287)	5,518
Less: Net income attributable to noncontrolling interests	—	—	(131)	—	(131)

Net income (loss) attributable to News Corporation stockholders	$752	$5,387	$5,535	$(6,287)	$5,387

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental Condensed Consolidating Statement of Operations

For the year ended June 30, 2007

(US$ in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries

Revenues	$7	$—	$28,648	$—	$28,655
Expenses	(307)	—	(23,896)	—	(24,203)
Equity earnings of affiliates	4	—	1,015	—	1,019
Interest expense, net	(1,968)	(320)	(5,365)	6,810	(843)
Interest Income	228	205	6,696	(6,810)	319
Earnings (losses) from subsidiary entities	1,627	3,638	—	(5,265)	—
Other, net	169	(97)	287	—	359

Income (loss) before income tax expense	(240)	3,426	7,385	(5,265)	5,306
Income tax expense (benefit)	82	—	(2,524)	628	(1,814)

Net income (loss)	(158)	3,426	4,861	(4,637)	3,492
Less: Net income attributable to noncontrolling interests	—	—	(66)	—	(66)

Net income (loss) attributable to News Corporation stockholders	$(158)	$3,426	$4,795	$(4,637)	$3,426

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental Condensed Consolidating Balance Sheet

At June 30, 2009

(US$ in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
Assets:
Current Assets:
Cash and cash equivalents	$4,479	$—	$2,061	$—	$6,540
Receivables, net	15	—	6,272	—	6,287
Inventories, net	—	—	2,477	—	2,477
Other	40	—	492	—	532

Total Current Assets	4,534	—	11,302	—	15,836

Non-Current Assets:
Receivables	—	—	282	—	282
Inventories, net	—	—	3,178	—	3,178
Property, plant and equipment, net	75	—	6,170	—	6,245
Intangible assets	—	—	8,925	—	8,925
Goodwill	—	—	14,382	—	14,382
Other	241	—	1,075	—	1,316
Investments
Investments in associated companies and Other investments	95	41	2,821	—	2,957

Intragroup investments	46,019	37,577	—	(83,596)	—

Total Investments	46,114	37,618	2,821	(83,596)	2,957

TOTAL ASSETS	$50,964	$37,618	$48,135	$(83,596)	$53,121

LIABILITIES AND EQUITY

Current Liabilities:
Borrowings	$2,008	$—	$77	$—	$2,085
Other current liabilities	22	—	8,532	—	8,554

Total Current Liabilities	2,030	—	8,609	—	10,639

Non-Current Liabilities:
Borrowings	12,108	—	96	—	12,204
Other non-current liabilities	235	—	6,068	—	6,303
Intercompany	21,182	14,394	(35,576)	—	—

Redeemable noncontrolling interests	—	—	343	—	343

Total Equity	15,409	23,224	68,595	(83,596)	23,632

TOTAL LIABILITIES AND EQUITY	$50,964	$37,618	$48,135	$(83,596)	$53,121

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental Condensed Consolidating Balance Sheet

At June 30, 2008

(US$ in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries
Assets:
Current Assets:
Cash and cash equivalents	$2,275	$—	$2,387	$—	$4,662
Receivables, net	17	1	6,967	—	6,985
Inventories, net	—	—	2,255	—	2,255
Other	7	—	453	—	460

Total Current Assets	2,299	1	12,062	—	14,362

Non-Current Assets:
Receivables	1	—	463	—	464
Inventories, net	—	—	3,064	—	3,064
Property, plant and equipment, net	79	—	6,942	—	7,021
Intangible assets	—	—	14,460	—	14,460
Goodwill	—	—	18,620	—	18,620
Other	122	—	911	—	1,033

Investments
Investments in associated companies and Other investments	69	44	3,171	—	3,284

Intragroup investments	41,351	41,619	—	(82,970)	—

Total Investments	41,420	41,663	3,171	(82,970)	3,284

TOTAL ASSETS	$43,921	$41,664	$59,693	$(82,970)	$62,308

LIABILITIES AND EQUITY

Current Liabilities:
Borrowings	$200	$—	$81	$—	$281
Other current liabilities	43	—	8,858	—	8,901

Total Current Liabilities	243	—	8,939	—	9,182

Non-Current Liabilities:
Borrowings	13,091	—	139	—	13,230
Other non-current liabilities	537	4	9,738	—	10,279
Intercompany	12,790	13,037	(25,827)	—	—

Redeemable noncontrolling interests	—	—	363	—	363

Total Equity	17,260	28,623	66,341	(82,970)	29,254

TOTAL LIABILITIES AND EQUITY	$43,921	$41,664	$59,693	$(82,970)	$62,308

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental Condensed Consolidating Statement of Cash Flows

For the year ended June 30, 2009

(US$ in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries

Operating activities:

Net cash provided by operating activities	$1,464	$343	$441	$—	$2,248

Investing and other activities:
Property, plant and equipment	(24)	—	(1,077)	—	(1,101)
Investments	(9)	(28)	(1,251)	—	(1,288)
Proceeds from sale of investments and non-current assets	—	—	1,762	—	1,762

Net cash used in investing activities	(33)	(28)	(566)	—	(627)

Financing activities:
Borrowings	973	—	67	—	1,040
Repayment of borrowings	(200)	—	(143)	—	(343)
Issuance of shares	—	3	1	—	4
Dividends paid	—	(318)	(48)	—	(366)
Purchase of subsidiary shares from noncontrolling interest	—	—	(38)	—	(38)
Other, Net	—	—	18	—	18

Net cash provided by (used in) financing activities	773	(315)	(143)	—	315

Net increase (decrease) in cash and cash equivalents	2,204	—	(268)	—	1,936
Cash and cash equivalents, beginning of period	2,275	—	2,387	—	4,662
Exchange movement on opening cash balance	—	—	(58)	—	(58)

Cash and cash equivalents, end of period	$4,479	$—	$2,061	$—	$6,540

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental Condensed Consolidating Statement of Cash Flows

For the year ended June 30, 2008

(US$ in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries

Operating activities:

Net cash (used in) provided by operating activities	$(3,967)	$1,344	$6,548	$—	$3,925

Investing and other activities:
Property, plant and equipment	(10)	—	(1,433)	—	(1,443)
Investments	(85)	(148)	(6,251)	—	(6,484)
Proceeds from sale of investments and non-current assets	—	—	1,580	—	1,580

Net cash used in investing activities	(95)	(148)	(6,104)	—	(6,347)

Financing activities:
Borrowings	1,237	—	55	—	1,292
Repayment of borrowings	(350)	—	(378)	—	(728)
Issuance of shares	—	81	9	—	90
Repurchase of shares	—	(939)	—	—	(939)
Dividends paid	—	(338)	(35)	—	(373)
Purchase of subsidiary shares from noncontrolling interest	—	—	(7)	—	(7)
Other, net	—	—	22	—	22

Net cash provided by (used in) financing activities	887	(1,196)	(334)	—	(643)

Net (decrease) increase in cash and cash equivalents	(3,175)	—	110	—	(3,065)
Cash and cash equivalents, beginning of period	5,450	—	2,204	—	7,654
Exchange movement on opening cash balance	—	—	73	—	73

Cash and cash equivalents, end of period	$2,275	$—	$2,387	$—	$4,662

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Supplemental Condensed Consolidating Statement of Cash Flows

For the year ended June 30, 2007

(US$ in millions)

	News America Incorporated	News Corporation	Non-Guarantor	Reclassifications and Eliminations	News Corporation and Subsidiaries

Operating activities:

Net cash provided by operating activities	$375	$1,269	$2,466	$—	$4,110

Investing and other activities:
Property, plant and equipment	(10)	—	(1,298)	—	(1,308)
Investments	(14)	(5)	(1,483)	—	(1,502)
Proceeds from sale of investments and non-current assets	5	—	735	—	740

Net cash used in investing activities	(19)	(5)	(2,046)	—	(2,070)

Financing activities:
Borrowings	1,000	—	196	—	1,196
Repayment of borrowings	—	—	(198)	—	(198)
Issuance of shares	—	375	17	—	392
Repurchase of shares	—	(1,294)	—	—	(1,294)
Dividends paid	—	(362)	(7)	—	(369)
Purchase of subsidiary shares from noncontrolling interest	—	—	(6)	—	(6)

Net cash (used in) provided by financing activities	1,000	(1,281)	2	—	(279)

Net increase (decrease) in cash and cash equivalents	1,356	(17)	422	—	1,761
Cash and cash equivalents, beginning of period	4,094	17	1,672	—	5,783
Exchange movement on opening cash balance	—	—	110	—	110

Cash and cash equivalents, end of period	$5,450	$—	$2,204	$—	$7,654

See notes to supplemental guarantor information

NEWS CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Notes to Supplemental Guarantor Information

(1) Investments in the Company’s subsidiaries, for purposes of the supplemental consolidating presentation, are accounted for by their parent companies under the equity method of accounting whereby earnings of subsidiaries are reflected in the parent company’s investment account and earnings.

(2) The guarantees of NAI’s senior public indebtedness constitute senior indebtedness of the Company, and rank pari passu with all present and future senior indebtedness of the Company. Because the factual basis underlying the obligations created pursuant to the various facilities and other obligations constituting senior indebtedness of the Company differ, it is not possible to predict how a court in bankruptcy would accord priorities among the obligations of the Company.